                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                                   __________

                                    FORM 8-K


                                 CURRENT REPORT


                       Pursuant to Section 13 or 15(d) of
                      the Securities Exchange Act of 1934



                       Date of Report:  January 14, 1994




                     EVEREST & JENNINGS INTERNATIONAL LTD.
             (Exact name of registrant as specified in its charter)




       DELAWARE                     0-3585                       95-2536185
(State of Organization)       (Commission Number)          (IRS Employer I.D. #)


       1100 Corporate Square Drive,              St. Louis, Missouri 63132
        (Address of principal executive offices)             (Zip Code)



Registrant's telephone number, including area code               (314) 995-7000





                                 NOT APPLICABLE
         (Former name or former address, if changed since last report)

ITEM 2.   ACQUISITION OR DISPOSITION OF ASSETS




    Everest & Jennings International Ltd. (the "Company") and BIL (Far East Holdings) Limited ("BIL") entered into an Exchange Agreement and Plan of Merger, dated as of October 23, 1993 (the "Merger Agreement"), with Medical Composite Technology, Inc. ("MCT") and certain stockholders of MCT. The Merger Agreement set forth the terms and conditions under which MCT would be merged (the "Merger") with and into a wholly-owned subsidiary of the Company. The Merger occurred on January 14, 1994, pursuant to a plan of merger (the "Plan of Merger") between MCT and MCT Acquisition Corp. A copy of each of the Merger Agreement and the Plan of Merger is attached as an exhibit hereto and is incorporated herein by this reference. The outstanding shares of common stock and preferred stock of MCT were converted into 8,000,000 Common shares of the Company. Purchase accounting will be used to record the Merger, which is structured to constitute a reorganization within Section 368(a) of the Internal Revenue Code of 1986, as amended. The Company intends to value the Merger at $1 per share or $8,000,000. The closing market price of the Company's Common shares on October 23, 1993, the date of the Merger Agreement, was $1.56. However, the Company's Common stock is thinly traded and is not the best indicator of its value. As of September 30, 1993, the Company and BIL had entered into a debt conversion agreement ("Debt Conversion Agreement") which provided for the conversion ("Debt Conversion Transaction") of $75,000,000 debt owing to BIL into equity. The conversion price negotiated by the Company with BIL is $1.00 per share. In management's opinion, $1 is more appropriate to record the Merger than the market price on October 23, 1993, as the valuation of the Debt Conversion Transaction more closely reflects the value of the Company's Common stock.

    Pursuant to the terms of the Merger Agreement, the Company had advanced $2,700,000 to MCT, $500,000 of which was a nonrefundable cash payment to be used by MCT in the ordinary course of its business, $500,000 was a term loan maturing on September 30, 1994 and bearing interest at the rate of 10% per annum and the balance was repayable only if the Merger Agreement is terminated by E&J under certain defined circumstances. The Company obtained this $2,700,000 from BIL through advances under a loan agreement between BIL and the Company.

    Two representatives from MCT, Bevil J. Hogg and Charles D. Yie, were elected to the Company's Board of Directors on January 21, 1994. Mr. Hogg was also appointed as the Company's President and Chief Executive Officer.

    MCT develops, designs, manufactures and markets state-of-the-art durable medical equipment, including wheelchairs and other medical mobility products and assistive devices. MCT has developed proprietary products with significant competitive advantages in the areas of performance, aesthetics, durability and cost. MCT's products utilize advanced composite materials to achieve differentiated, aesthetically pleasing shapes while providing mechanical properties that are superior to those of most current mobility and assistive products, almost all of which are constructed of metal. The Company intends to utilize the MCT assets in substantially the same business as conducted by MCT prior to the Merger. The Company believes that the acquisition of MCT will enable it to expand its product line into the ultra-lightweight wheelchair and related products markets.


ITEM 7.   FINANCIAL STATEMENTS AND EXHIBITS

(a)  Medical Composite Technology, Inc.

     Financial Statements:                                                            Page(s)
                                                                                      -------
            Report of Certified Public Accountants                                       6
            Audited Balance Sheets for Fiscal Years
              ended December 31, 1991 and December 31, 1992                              7
            Audited Statements of Operations for the Fiscal
              Years ended December 31, 1991 and December 31,
              1992 and the Cumulative Period from April 7,
              1989 (date of inception) to December 31, 1992                              8
            Audited Statements of Shareholders' Equity for
              the Cumulative Period from April 7, 1989
              (date of inception) to December 31, 1992                                   9
            Audited Statements of Cash Flows for the Fiscal
              Years ended December 31, 1991 and December 31,
              1992 and the Cumulative Period from April 7,
              1989 (date of inception) to December 31, 1992                             10
            Notes to Financial Statements                                               11
            Unaudited Statement of Operations for the Nine-
              Month Period ended September 30, 1993                                     21
            Unaudited Balance Sheet as of September 30, 1993                            22
            Unaudited Statement of Cash Flows for the Nine-
              Month Period ended September 30, 1993                                     23
            Notes to Financial Statements                                               24

(b) Everest & Jennings International Ltd./Medical Composite Technology, Inc. Pro Forma Financial Information:

            Notes to Condensed Pro Forma Financial Statements                           28
            Pro Forma Unaudited Consolidated Statement of
              Operations for the Fiscal Year Ended December 31,
              1992                                                                      29
            Pro Forma Unaudited Consolidated Statement of
              Operations for the Nine Month Period Ended
              September 30, 1993                                                        30
            Pro Forma Unaudited Consolidated Balance Sheet
              as of September 30, 1993                                                  31
            Management's Discussion and Analysis of Financial
              Condition and Results of Operations at December 31,
              1992                                                                      33
            Management's Discussion and Analysis of Financial
              Condition and Results of Operations at September 30,
              1993                                                                      41

(c)  Exhibits:                                                                        Page(s)
                                                                                      -------
            2 (a)  Exchange Agreement and Plan of Merger,
                   dated as of October 23, 1993, by and
                   among Medical Composite Technology, Inc.
                   ("MCT"), certain stockholders of MCT,
                   Everest & Jennings International Ltd.,
                   BIL (Far East Holdings) Limited, and
                   MCT Acquisition Corp.                                                47

              (b)  Plan of Merger, dated as of January 14,
                   1994, by and between MCT Acquisition Corp.
                   and Medical Composite Technology, Inc.                               91

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.



                                      EVEREST & JENNINGS INTERNATIONAL LTD.,
                                      a Delaware corporation



Date:  January 28, 1994                By:     /s/  Ralph E. Wolf
                                      Name:   Ralph E. Wolf
                                      Title:  Executive Vice President,
                                              Chief Financial Officer
                                              (Duly Authorized Officer and
                                              Principal Financial
                                              Officer of the Registrant)

[LOGO]


                      REPORT OF INDEPENDENT ACCOUNTANTS



The Board of Directors
Medical Composite Technology, Inc.:


We have audited the accompanying balance sheets of Medical Composite Technology, Inc. (a company in the development stage) as of December 31, 1992 and 1991, and the related statements of operations, shareholders' equity and cash flows for the years then ended, and the cumulative period from April 7, 1989 (date of inception) to December 31, 1992. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Medical Composite Technology, Inc. (a company in the development stage) as of December 31, 1992 and 1991, and the results of its operations and its cash flows for the years then ended, and the cumulative period from April 7, 1989 (date of inception) to December 31, 1992, in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2, the Company has a material accumulated deficit as of December 31, 1992, and has incurred significant losses during the development stage. The Company must obtain additional financing to fund expected operating losses. These matters raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are described in Note 2. The financial statements do not include adjustments that might result from the outcome of this uncertainty.


                                            /s/ Coopers & Lybrand

San Jose, California
February 18, 1993, except for Note 10,
as to which the date is March 31, 1993

                      MEDICAL COMPOSITE TECHNOLOGY, INC.
                     (A COMPANY IN THE DEVELOPMENT STAGE)
                  BALANCE SHEETS, DECEMBER 31, 1992 AND 1991
                                  ---------

                           ASSETS                                       1992              1991
                                                                        ----              ----
Current assets:
  Cash and cash equivalents                                         $   44,353        $  561,811
  Accounts receivable                                                   17,157             6,120
  Accounts receivable from related party                                56,756            58,229
  Inventories, net of reserve of $100,000 in 1992                      610,671           324,232
  Prepaid and other current assets                                      41,944            20,133
                                                                    ----------        ----------
      Total current assets                                             770,881           970,525

Property and equipment, net                                            877,151           634,813
Patents                                                                234,766           124,225
Other assets                                                            18,909            20,417
                                                                    ----------        ----------
      Total assets                                                  $1,901,707        $1,749,980
                                                                    ----------        ----------
                                                                    ----------        ----------
                       LIABILITIES

Current liabilities:
  Current portion of capital lease obligations                      $   41,742        $   45,294
  Current portion of note payable                                       16,668
  Accounts payable and accrued expenses                                337,915           198,846
                                                                    ----------        ----------
      Total current liabilities                                        396,325           244,140
Deferred revenue                                                       206,250           262,500
Capital lease obligations, less current portion                         75,915            77,690
Note payable, less current portion                                      21,403
                                                                    ----------        ----------
     Total liabilities                                                 699,893           584,330
                                                                    ----------        ----------

Commitments (Note 6).

                 SHAREHOLDERS' EQUITY

Convertible preferred stock, no par value:
  Authorized: 5,000,000 shares:
    Series A:
      Issued and outstanding: 340,000 shares
      (Liquidation value of $272,000)                                  270,491           270,491
    Series B:
      Issued and outstanding: 1,520,674 shares                       3,074,525         3,074,525
      (Liquidation value of $3,550,290)
    Series C:
      Issued and outstanding: 769,229 shares                         2,477,756
      (Liquidation value of $2,598,958)

Common stock, no par value:
  Authorized: 10,000,000 shares:
  Issued and outstanding: 474,723 shares in 1992
     and 473,910 shares in 1991                                         21,798            21,642
Less note receivable from shareholder                                  (10,000)          (10,000)
Deficit accumulated during the development stage                    (4,632,756)       (2,191,008)
                                                                    ----------        ----------
     Total shareholders' equity                                      1,201,814         1,165,650
                                                                    ----------        ----------
       Total liabilities and shareholders' equity                   $1,901,707        $1,749,980
                                                                    ----------        ----------
                                                                    ----------        ----------

                    The accompanying notes are an integral
                      part of these financial statements.

                      MEDICAL COMPOSITE TECHNOLOGY, INC.
                     (A COMPANY IN THE DEVELOPMENT STAGE)
                           STATEMENTS OF OPERATIONS
                                   --------

                                                                               Cumulative
                                                                               Period from
                                                                              April 7, 1989
                                                                                 (date of
                                                       Years Ended              inception)
                                                       December 31,                 to
                                                   -------------------         December 31,
                                                   1992           1991             1992
                                                   ----           ----         ------------

Sales                                          $   504,366    $    85,288      $   589,654

Cost of sales                                     (876,764)      (115,693)        (992,457)
                                               -----------    -----------      -----------
                                                  (372,398)       (30,405)        (402,803)
                                               -----------    -----------      -----------
Operating expenses:
  Engineering, research and development         (1,177,312)    (1,014,577)      (2,762,889)
  Marketing, general and administrative           (871,719)      (566,151)      (1,529,975)
                                               -----------    -----------      -----------
                                                (2,049,031)    (1,580,728)      (4,292,864)
                                               -----------    -----------      -----------
             Loss from operations               (2,421,429)    (1,611,133)      (4,695,667)

Interest and other income (expense)                (20,319)        64,388           62,911
                                               -----------    -----------      -----------
             Net loss                          $(2,441,748)   $(1,546,745)     $(4,632,756)
                                               -----------    -----------      -----------
                                               -----------    -----------      -----------


                    The accompanying notes are an integral
                      part of these financial statements.

                      MEDICAL COMPOSITE TECHNOLOGY, INC.
                     (a company in the development stage)
                      STATEMENTS OF SHAREHOLDERS' EQUITY

                 for the cumulative period from April 7, 1989
                   (date of inception) to December 31, 1992

                                                                 Preferred Stock
                                          ---------------------------------------------------------------
                                              Series A                Series B               Series C              Common Stock
                                          ----------------      ------------------       ----------------        ----------------
                                          Shares    Amount      Shares      Amount       Shares    Amount        Shares    Amount
                                          ----------------      ------------------       ----------------        ----------------
 Issuance of Series A preferred
   stock at $0.80 per share in
   July 1989, net of issuance
   costs of $1,509                        340,000    $270,491
 Issuance of common stock at
   $.05 per share in July 1989,
   net of issuance costs of $1,509                                                                               260,000   $11,491
 Net loss
                                          -------    --------                                                    -------   -------
Balance, December 31, 1989                340,000    $270,491                                                    260,000   $11,491
 Payment of shareholder notes
   receivable
 Issuance of common stock at
   $.05 per share in June 1990                                                                                    12,660       633
 Issuance of Series B preferred
   stock at $1.50 per share in
   September 1990, net of
   issuance costs of $25,561                                       920,674  $1,355,450
 Issuance of Series B preferred
   stock at $2.25 per share in
   November 1990                                                   100,000     225,000
 Net loss
                                          -------    --------    ---------  ----------                           -------   -------
Balance, December 31, 1990                340,000     270,491    1,020,674   1,580,450                           272,660    12,124
 Issuance of Series B preferred
   stock at $3.00 per share in
   June 1991, net of issuance
   costs of $4,225                                                 300,000     895,775
 Exercise of options at $0.05
   per share in August 1991, net
   of issuance costs of $607                                                                                     200,000     9,393
 Exercise of options at $0.10
   per share in October 1991                                                                                       1,250       125
 Issuance of Series B preferred
   stock at $3.00 per share in
   November 1991, net of issuance
   costs of $1,700                                                 200,000     598,300
 Net loss
                                          -------    --------    ---------  ----------                           -------   -------
Balance, December 31, 1991                340,000     270,491    1,520,674   3,074,525                           473,910    21,642
 Issuance of Series C preferred
   stock at $3.25 per share in
   March 1992, net of issuance
   costs of $22,244                                                                      769,229    $2,477,756
 Exercise of options at $0.25
   per share in May 1992                                                                                             500       125
 Exercise of options at $0.10
   per share in May 1992                                                                                             313        31
 Net loss
                                         -------    --------     ---------  ----------   -------    ----------   -------   -------
Balance, December 31, 1992               340,000    $270,491     1,520,674   $3,074,525  769,229    $2,477,756   474,723   $21,798
                                         -------    --------     ---------  ----------   -------    ----------   -------   -------
                                         -------    --------     ---------  ----------   -------    ----------   -------   -------

                                                               Deficit
                                              Notes          Accumulated
                                            Receivable        During the
                                               From           Development
                                           Shareholders          Stage            Total
                                           ------------      ------------         ------
 Issuance of Series A preferred
   stock at $0.80 per share in
   July 1989, net of issuance
   costs of $1,509                       $(100,000)                              $  170,491
 Issuance of common stock at
   $.05 per share in July 1989,
   net of issuance costs of $1,509         (10,000)                                   1,491
 Net loss                                                   $  (89,302)             (89,302)
                                         ---------          ----------           ----------
Balance, December 31, 1989               $(110,000)         $  (89,302)          $   82,680
 Payment of shareholder notes
   receivable                              100,000                                  100,000
 Issuance of common stock at
   $.05 per share in June 1990                                                          633
 Issuance of Series B preferred
   stock at $1.50 per share in
   September 1990, net of
   issuance costs of $25,561                                                      1,355,450
 Issuance of Series B preferred
   stock at $2.25 per share in
   November 1990                                                                    225,000
 Net loss                                                     (554,961)            (554,961)
                                        ----------         -----------           ----------
Balance, December 31, 1990                 (10,000)           (644,263)           1,208,802
 Issuance of Series B preferred
   stock at $3.00 per share in
   June 1991, net of issuance
   costs of $4,225                                                                  895,775
 Exercise of options at $0.05
   per share in August 1991, net
   of issuance costs of $607                                                          9,393
 Exercise of options at $0.10
   per share in October 1991                                                            125
 Issuance of Series B preferred
   stock at $3.00 per share in
   November 1991, net of issuance
   costs of $1,700                                                                  598,300
 Net loss                                                   (1,546,745)          (1,546,745)
                                        ----------         -----------           ----------
Balance, December 31, 1991                 (10,000)         (2,191,008)           1,165,650
 Issuance of Series C preferred
   stock at $3,25 per share in
   March 1992, net of issuance
   costs of $22,244                                                               2,477,756
 Exercise of options at $0.25
   per share in May 1992                                                                125
 Exercise of options at $0.10
   per share in May 1992                                                                 31
 Net loss                                                   (2,441,748)          (2,441,748)
                                        ----------         -----------           ----------
Balance, December 31, 1992              $  (10,000)        $(4,632,756)          $1,201,814
                                        ----------         -----------           ----------
                                        ----------         -----------           ----------

   The accompanying notes are an integral part of these financial statements.

                      MEDICAL COMPOSITE TECHNOLOGY, INC.
                     (a company in the development stage)

                           STATEMENTS OF CASH FLOWS
                                  ---------

                                                                                                Cumulative
                                                                                               Period from
                                                                                              April 7, 1989
                                                                                                (date of
                                                                      Years Ended               inception)
                                                                      December 31,                 to
                                                                   ------------------          December 31,
                                                                   1992          1991             1992
                                                                   ----          ----         ---------------
Cash flows from operating activities:
 Net Loss                                                   $(2,441,748)     $(1,546,745)       $(4,632,756)
 Adjustments to reconcile net loss to
     net cash used in operating activities:
  Depreciation and amortization                                 187,062           77,314            274,577
  Provision for inventories                                     100,000                             100,000
  Change in work capital:
     Accounts receivable                                         (9,564)         (47,229)           (73,913)
     Inventories                                               (386,439)        (324,232)          (710,671)
     Prepaid and other current assets                           (21,811)          (6,625)           (41,944)
     Accounts payable and accrued expenses                      139,069           67,439            337,915
                                                             -----------      -----------        -----------
       Net cash used in operating activities                 (2,433,431)      (1,780,078)        (4,746,792)
                                                            -----------      -----------        -----------
Cash flows from investing activities:
 Net short-term investment activity                                              186,817
 Acquisition of property and equipment                         (381,626)        (429,588)          (941,232)
 Acquisition of patents                                        (110,541)         (69,973)          (237,625)
 Acquisition of other assets                                       (196)         (15,750)           (25,065)
                                                            -----------      -----------        -----------
       Net Cash used in investing activities                   (492,363)        (328,494)        (1,203,922)
                                                            -----------      -----------        -----------
Cash flows from financing activities:
 Proceeds from issuance of preferred stock,
   net of issuance costs and shareholder
   note receivable                                            2,477,756        1,494,075          5,722,772
 Proceeds from issuance of common stock,
   net of issuance costs and shareholder
   note receivable                                                  156            9,518             11,798
 Proceeds from issuance of long-term note                        50,000                              50,000
 Repayments on long-term note                                   (11,929)                            (11,929)
 Repayment of shareholder note                                                                      100,000
 Repayment of lease obligations                                 (51,397)         (30,393)           (83,824)
 Increase (decrease) in deferred revenue                        (56,250)         162,500            206,250
                                                            -----------      -----------        -----------
    Net cash provided by financing activities                 2,408,336        1,635,700          5,995,067
                                                            -----------      -----------        -----------
      Increase (decrease) in cash and cash
         equivalents                                           (517,458)        (472,872)            44,353

Cash and cash equivalents at beginning of period                561,811        1,034,683
                                                            -----------      -----------        -----------
Cash and cash equivalents at end of period                  $    44,353      $   561,811        $    44,353
                                                            -----------      -----------        -----------
                                                            -----------      -----------        -----------
Supplemental disclosure of noncash investing
   and financing activities:
 Additions to capital lease obligations                         $46,070         $127,506           $205,066
                                                               --------         --------           --------
                                                               --------         --------           --------
Supplemental disclosure of cash flow information:
  Cash paid for interest                                         $4,630          $13,766            $21,682
                                                               --------         --------           --------
                                                               --------         --------           --------


                    The accompanying notes are an integral
                      part of these financial statements.

                      MEDICAL COMPOSITE TECHNOLOGY, INC.
                     (a company in the development stage)

                        NOTES TO FINANCIAL STATEMENTS
                                   --------


1.  BUSINESS OF THE COMPANY:

    Medical Composite Technology, Inc. (the Company) was incorporated on
    April 7, 1989 to engage in the development, manufacturing and marketing of advanced composite medical equipment. Since inception, the Company has devoted sustantally all its efforts to raising capital, recruiting personnel and developing products.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

      BASIS OF PRESENTATION:

      The accompanying financial statements have been prepared assuming the Company will continue as a going concern. The Company has a material accumulated deficit as of December 31, 1992, and has incurred significant losses during the development stage. These matters raise substantial doubt about the Company's ability to continue as a going concern. The Company's operating losses to date have been funded from equity-financing transactions. The Company has continued to incur high levels of research and development spending, primarily in the development of its advanced composite wheelchair products. While sales of these new products are projected to increase substantially, there can be no assurance that projected sales levels can be achieved. The Company projects it will incur an operating loss in 1993 and will require additional financing to fund this deficit. The Company's management has arranged for certain bridge loan financing (see Note 10), and intends to seek additional debt or equity-financing needed to fund the Company's operating losses. The Company has not received firm commitments for the balance of the financing projected to be required, and there can be no assurance that such commitments will be obtained. The financial statements do not include any adjustments that might result if the Company is unable to obtain the requisite financing.

      CASH AND CASH EQUIVALENTS:

      Investments purchased with initial maturities of three months or less are included in cash and cash equivalents. The Company's cash and cash equivalents, which consist of demand deposits or money market accounts are on deposit primarily with two U.S. Banks.

                                  Continued

                      MEDICAL COMPOSITE TECHNOLOGY, INC.
                     (a company in the development stage)

                   NOTES TO FINANCIAL STATEMENTS, Continued
                                   --------

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, continued:

        INVENTORIES:

        Inventories are stated at the lower of cost (first-in, first-out method) or market.

        PATENTS:

        Patents are valued at cost and amortized on a stright-line basis over the lesser of their statutory life (17 years) or their estimated useful life (generally 7 years).

        ORGANIZATION COSTS:

        Included in other assets are organization costs which are valued at cost and amortized on a straight-line basis over five years.

        RECLASSIFICATIONS:

        Certain reclassifications have been made to the 1991 fiscal financial statements to conform to the fiscal 1992 presentation. These reclassifications have no impact on the previously reported net income or total assets of the Company.

        PROPERTY AND EQUIPMENT:

        Property and equipment is stated at cost less accumulated depreciation. Depreciation is provided using the straight-line method over the estimated useful lives of the respective assets, generally five to seven years. When assets are sold or retired, the cost and related accumulated depreciation is removed from the accounts and the resulting gains or losses are included in other income. Tooling costs are included in machinery and equipment and are depreciated over an estimated useful life of five years.

        RESEARCH AND DEVELOPMENT:

        Research and development costs are expensed as incurred.

                                  Continued

                      MEDICAL COMPOSITE TECHNOLOGY, INC.
                     (a company in the development stage)

                   NOTES TO FINANCIAL STATEMENTS, Continued
                                   --------


3.   INVENTORY:

     Components of inventory are as follows:

                                                        December 31,
                                                      ----------------
                                                      1992        1991
                                                      ----        ----
       Raw materials                                $279,642    $227,981
       Work in process                               199,001      96,251
       Finished goods                                132,028
                                                    --------    --------
                                                    $610,671    $324,232
                                                    --------    --------
                                                    --------    --------


4.   PROPERTY AND EQUIPMENT:

     Detail of property and equipment is as follows:

                                                        December 31,
                                                      ----------------
                                                      1992        1991
                                                      ----        ----
       Machinery and equipment                     $  876,327   $524,706
       Computer equipment                             176,226    126,011
       Furniture and fixtures                          80,798     64,300
                                                   ----------   --------
                                                    1,133,351    715,017
       Less accumulated depreciation
         and amortization                            (256,200)   (80,204)
                                                   ----------   --------
                                                   $  877,151   $634,813
                                                   ----------   --------
                                                   ----------   --------



     Included in property and equipment are items acquired under capital leases totaling $108,440 and $122,867, respectively, at Decebmer 31, 1992 and 1991, net of accumulated amortization of $87,792 and $32,544.


                                  Continued

                      MEDICAL COMPOSITE TECHNOLOGY, INC.
                     (a company in the development stage)

                   NOTES TO FINANCIAL STATEMENTS, Continued
                                   --------


5.    Line of Credit and Note Payable:

      The Company has a line of credit with a bank under which it may borrow up to the lesser of $200,000 or 60% of eligible accounts receivable, as defined, increasing to 70% following two quarters of profitable operations. Borrowings bear interest at the bank's prime rate plus 2% and will be collateralized by substantially all of the assets of the Company. As of December 31, 1992, there have been no borrowings under this agreement.

      The Company also has a note payable to this bank. The note bears interest at 11% per annum and is due in monthly installments of $1,389 through April 1995. During fiscal year 1992, the Company incurred approximately $4,630 of interest expense related to this note.

      Both the line of credit and note payable are subject to various financial covenants including a minimum tangible net worth of $1,250,000 and a minimum quick ratio of 1.5 to 1. At December 31, 1992, the Company was not in compliance with covenants regarding minimum tangible net worth and certain ratios; however, the Company has obtained waivers on these covenants through December 31, 1993.

6.    Commitments:

      The Company has certain noncancelable operating leases for its office and manufacturing facilities, which expire in March and October 1994.
      Under the terms of the lease agreements, the Company is responsible for common area maintenance expenses which include insurance, taxes, repairs and other operating costs.

      At December 31, 1992 future minimum rental commitments under these operating lease agreements were as follows:

   Year Ending
   -----------
      1993                           $ 80,304
      1994                             26,397
                                     --------
                                     $106,701
                                     --------
                                     --------





                                  Continued

                      MEDICAL COMPOSITE TECHNOLOGY, INC.
                     (a company in the development stage)

                   NOTES TO FINANCIAL STATEMENTS, Continued
                                   --------

6.    Commitments, continued:

      Rent expense for the years ended December 31, 1992 and 1991 was approximately $136,210 and $81,300, respectively. Rent expense from April 7, 1989 (date of inception) to December 31, 1992 was approximately $230,150.

      Future minimum lease payments remaining under capitalized lease obligations incurred in connection with property and equipment acquisitions are as follows:

       Year Ending
       -----------
           1993                                    $ 56,406
           1994                                      48,123
           1995                                      29,823
           1996                                       9,390
                                                   --------
                                                    143,742
       Less amounts representing interest           (26,085)
                                                   --------
       Present value of minimum lease payments      117,657
       Less current portion                         (41,742)
                                                   --------
                                                   $ 75,915
                                                   --------
                                                   --------


7.    Capital Stock:

      Convertible Preferred Stock:

      Each share of Series A, B and C preferred stock is convertible into common stock on a one-for-one basis. The conversion rate is subject to adjustment to reflect certain dilutive issuances. Conversion of preferred stock into common stock is at the option of the holder at any time or automatic upon the closing of an underwritten public offering of the Company's common stock at a price of not less than $7.50 per share and an aggregate offering of not less than $7,500,000. The Company has reserved 340,000, 1,520,674 and 769,229 shares of common stock for conversion of Series A, B and C preferred stock, respectively. The remaining authorized shares of preferred stock may be issued from time to time in one or more series, as designated by a majority vote of the Board of Directors.


                                  Continued

                      MEDICAL COMPOSITE TECHNOLOGY, INC.
                     (A COMPANY IN THE DEVELOPMENT STAGE)

                   NOTES TO FINANCIAL STATEMENTS, CONTINUED
                                   ________






7.    Capital Stock, continued:

        Convertible Preferred Stock, continued:

        The Series C preferred stock has preference over Series A and B preferred stock and common stock to the extent of its original issuance price of $3.25 per share. The Series B preferred stock has preference over Series A preferred stock and common stock in liquidation to the extent of its original issuance prices, ranging from $1.50 to $3.00 per share. The Series A preferred stock has preference over common stock in liquidation to the extent of $.80 per share.
        All declared and unpaid dividends are to be paid upon liquidation.

        The holders of preferred stock may receive dividends of $.07, $.15 and $.1625 per share per annum for Series A, B and C, respectively, when and if declared by the Board of Directors. Dividends on the Series C preferred stock accrue annually and are to be paid prior to and in preference to any other dividend. As a result, $98,958 has been added to Series C liquidation value as of December 31, 1992. Dividends on the Series B preferred stock accrue annually, are cumulative whether or not earned or declared, and are payable upon liquidation or upon declaration of the Board of Directors. As a result, $444,279 has been added to Series B liquidation value as of December 31, 1992. Series A preferred stock dividends are noncumulative.

        Preferred shareholders vote with common shareholders on an "as if converted" basis.


                                  Continued

                      MEDICAL COMPOSITE TECHNOLOGY, INC.
                     (a company in the development stage)

                   NOTES TO FINANCIAL STATEMENTS, continued
                                   _______


7.   Capital Stock, continued:

       COMMON STOCK:

       In July 1989, the Company sold 200,000 shares of common stock to a founder under a restricted stock purchase agreement at $.05 per share. The Company has the option to repurchase unvested shares at the original purchase price in the event of termination of the shareholder's employment. The shares are released from this restriction ratably through July 1993. At December 31, 1992, 25,000 shares were subject to repurchase.

       In September 1989, the Board granted options to certain founders of the Company to acquire up to 400,000 shares of common stock of the Company at an exercise price of $.05 per share. The options vest ratably over a four-year period. During 1991, vested options for 200,000 shares were exercised. The Company has reserved 200,000 shares of common stock for issuance in connection with the remaining unexercised options. At December 31, 1991, options for an additional 133,334 shares had vested. These founders are also consultants of the Company pursuant to consulting agreements whereby the Company incurred $94,833 and $58,000 in consulting fees for the years ended December 31, 1992 and 1991, respectively.

       STOCK OPTION PLAN:

       The Company has reserved 398,437 shares of common stock for issuance to employees of the Company, including officers, directors, employees and consultants, pursuant to its amended 1989 Stock Option Plan. Under the plan, options are granted by the Board of Directors at prices not less than the fair market value at the date of grant for qualified incentive stock options, or not less than 85% of the fair market value for all other nonqualified options. Options vest ratably over periods determined by the Board, generally four to five years.


                                  Continued

                      MEDICAL COMPOSITE TECHNOLOGY, INC.
                     (a company in the development stage)

                   NOTES TO FINANCIAL STATEMENTS, continued

                                    _____

7.   Capital Stock, continued:

        STOCK OPTION PLAN, continued:

        Information with respect to activity under the Plan from inception is set forth below:


                                                                       Outstanding Options
                                                                ----------------------------------------
                                Available                       Number          Price
                                   for           Options          of             Per            Aggregate
                                  Grant         Exercised       Shares          Share             Price
                                ---------       ----------      ------          -----           ---------

Shares reserved                 234,224
Options granted                 (12,000)                        12,000          $.05          $   600
                                -------                         ------                          -------

Balance, December 31,1989       222,224                         12,000          $.05              600
Options granted                (151,999)                       151,999          $.05-$.11      14,683
                                ---------                      --------                        -------

Balance, December 31, 1990       70,225                        163,999          $.05-$.11      15,283
Options granted                 (63,000)                        63,000          $.25           15,750
Options exercised                               1,250           (1,250)         $.10             (125)
Options terminated                7,000                         (7,000)         $.25           (1,750)
                                -------         ------          -------                         ------

Balance, December 31, 1991       14,225         1,250          218,749          $.05-$.25      29,158
Additional authorization        165,776
Options granted                 (86,400)                        86,400          $.25           21,600
Options exercised                                 313             (313)         $.10              (31)
Options terminated               46,437                        (46,437)         $.05-$.25      (7,050)
                                ------          ------          --------                       -------

Balance, December 31, 1992      140,038         1,563          258,399          $.05-$.25     $43,677
                                --------        ------         -------                        -------
                                --------        ------         -------                        -------


           At December 31, 1992, options to purchase 108,698 shares had vested and were exercisable.

8.      DISTRIBUTIONS AGREEMENT:

        In October 1990, the Company executed a distribution agreement with a certain shareholder of the Company whereby the shareholder has the exclusive right to market and distribute the Company's Model 1A rigid frame wheelchair product, and related accessories, to all countries of North America and Europe. The agreement expires in April 1994 and contains automatic renewals for additional three-year periods, unless either party elects not to renew the agreement.

                                   Continued

                      MEDICAL COMPOSITE TECHNOLOGY, INC.
                     (a company in the development stage)

                   NOTES TO FINANCIAL STATEMENTS, continued

                                   ________



8.  DISTRIBUTION AGREEMENT:

    The agreement also provided for the distributor to fund certain costs incurred for tooling, molds and dies related to the development of manufacturing equipment. The $300,000 of aggregate funding received is being recognized in results of operations on a straight-line basis beginning September 1991. By the end of 1991, the Company completed all of the milestones and received a total of $300,000 for such costs. During 1991 and 1990, the Company granted stock options to purchase up to 300,000 and 100,000 shares, respectively, of Series B preferred stock at $3.00 per share to the distributor. During 1991, the distributor exercised all options and purchased 400,000 shares.

    The majority of sales during 1992 and the majority of outstanding accounts receivable at December 31, 1992 and 1991 were with the distributor.


9.  INCOME TAXES:

    As of December 31, 1992 the Company has federal net operating loss carryforwards of approximately $4,500,000 for financial reporting purposes which expire in years 2004 through 2007. A net operating loss carryforward for regular federal income tax purposes of approximately $2,200,000 expires in 2007. For federal and state purposes, the Company's net operating losses may be subject to certain limitations due to changes in ownership.

    For tax purposes, the Company has elected to capitalize certain start-up costs and research and development expenses to be amortized over a five-year period.

    During 1991, the State of California, in which the Company resides, suspended the usage of net operating loss carryforwards to reduce taxable income for the fiscal years 1991 and 1992. These suspended loss carryforwards receive an extension of the carryover period of two additional years. Net operating loss carryforwards for state income tax purposes of approximately $900,000 expire in 2009.



                                  Continued

                      MEDICAL COMPOSITE TECHNOLOGY, INC.
                     (a company in the development stage)

                   NOTES TO FINANCIAL STATEMENTS, continued

                                   ________



9.  Income Taxes, continued:

    In February 1992, the Financial Accounting Standards Board issued Statement No. 109, "Accounting for Income Taxes." The Company is required to adopt the new standard for its fiscal year ending December
    31, 1993. The effect of complying with this standard is not expected to be significant.


10.  Subsequent Events:

    During January 1993, the Company executed another distribution agreement with its shareholder whereby the shareholder has exclusive right to market and distribute the Company's Model FX rigid frame wheelchair product, and related accessories, to all countries of North America and Europe (except Russia). The agreement expires in January 1996 and contains automatic renewals for additional three-year periods, unless either party elects not to renew the agreement. Under this agreement, the Company received another $200,000 for reimbursement of tooling costs related to the Model FX product.

    During February 1993, the Company received a $500,000 loan from certain of its preferred shareholders to finance operations during the first quarter 1993. This loan, plus any additional loans which may be received, are expected to be converted to preferred stock during 1993.

    On March 31, 1993, the Company received a commitment from certain of its preferred shareholders for an additional $1,500,000 bridge loan to finance operations in 1993. As with the prior bridge loan, this loan is expected to be converted to preferred stock during 1993.

                                          MEDICAL COMPOSITE TECHNOLOGY, INC.

                                         (a company in the development stage)

                                                 STATEMENT OF OPERATIONS


                                        Nine Months Ended September 30,
                                        -------------------------------
                                                1993            1992
                                                ----            ----
                                                    (Unaudited)

Sales                                   $   754,552             $   422,260
Cost of sales                               945,341                 832,123
                                        -----------             -----------
                                           (190,789)               (409,863)

Engineering Research & Development          831,823                 694,492
Marketing, General & Administrative       1,013,832                 587,269
                                        -----------             ------------
                                          1,845,655               1,281,761

Loss from Operations                     (2,036,444)             (1,691,624)
Interest and Other Income (Expense)          (2,013)                (24,728)
                                        ------------            --------------

        Net Loss                        $(2,038,457)            $(1,716,352)
                                        -------------           -------------
                                        -------------           -------------





                                   SEE ACCOMPANYING NOTES TO FINACIAL STATEMENTS

                      MEDICAL COMPOSITE TECHNOLOGY, INC.
                     (a company in the development stage)


                                BALANCE SHEET

                                                                September 30,
                                                                -------------
                                                         1993                  1992
                                                         ----                  ----
                                                               (Unaudited)
Cash and Cash Equivalents                          $   (12,266)           $    758,544
Accounts Receivable from Related Party                 103,625                  91,935
Accounts Receivable, Other                               7,901                   9,408
Inventory                                              491,630                 519,033
Prepaid Expenses and Other Current Assets              268,204                  67,305
                                                   -----------            ------------
  Total Current Assets                                 859,094               1,446,225

Patents, Net                                           289,441                 172,786
Property & Equipment, Net                              936,247                 852,538
Other Non-Current Assets                                17,053                  23,279
                                                   -----------            ------------
   Total Assets                                    $ 2,101,835            $  2,494,828
                                                   -----------            ------------
                                                   -----------            ------------


Accounts Payable Trade                             $   280,902            $    104,777
Accrued Liabilities                                    112,741                  65,000
Bank Credit Line (Note 4)                               87,750                      --
Convertible Debt (Note 5)                            1,450,000                      --
Other Current Liabilities                               26,387                  49,100
                                                   -----------            ------------
   Total Current Liabilities                         1,957,780                 218,877

Advances from Everest & Jennings (Note 7)              500,000                      --
Capital Lease Obligation                               217,127                 128,429
Deferred Revenue                                       249,062                 220,312
                                                   -----------            ------------
  Total Long-Term Liabilities                          966,189                 348,741

Capital Stock                                        5,865,746               5,844,570
Shareholder Note Receivable                            (16,667)                (10,000)
Retained Earnings - Prior Years                     (4,632,756)             (2,191,008)
Retained Earnings - Current Year Loss               (2,038,457)             (1,716,352)
                                                   -----------            ------------
  Total Stockholder's Equity                          (822,134)              1,927,210
                                                   -----------            ------------
  Total Liabilities and Stockholder's Equity       $ 2,101,835            $  2,494,828
                                                   -----------            ------------
                                                   -----------            ------------



                See Accompanying Notes to Financial Statements

                      MEDICAL COMPOSITE TECHNOLOGY, INC.
                     (a company in the development stage)



                           STATEMENT OF CASH FLOWS


                                                       Nine Months Ended September 30,
                                                       -------------------------------
                                                         1993                   1992
                                                         ----                   ----
                                                                 (Unaudited)
Cash Flows From Operating Activities:
  Net Loss                                            $(2,038,457)            $(1,716,352)
  Adjustment to Reconcile Operating Cash:
     Depreciation                                         169,008                 129,165
     Amortization                                           7,089                   1,278
     Increase (Decrease) in Deferred Revenue               42,812                 (42,187)
     Change in Working Capital:
      Accounts Receivable, Related Party                  (47,375)                (33,706)
      Accounts Receivable, Other                            9,762                  (3,283)
      Inventories                                         119,040                (194,806)
      Prepaid & Other Current Assets                     (226,259)                (47,171)
      Accounts Payable                                     13,981                  (2,599)
      Accrued Expenses                                     41,746                 (20,003)
                                                      -----------             -----------
Net Cash Used in Operating Activities                  (1,908,653)             (1,929,664)


Cash Flows From Investing Activities:
   Acquisition of Property & Equipment                   (228,105)               (346,888)
   Acquisition of Patents                                 (60,486)                (48,561)
   Acquisition of Other Assets                                578                  (4,141)
                                                      -----------             -----------
   Net Cash Used in Investing Activities                 (288,013)               (399,590)


Cash Flows From Financing:
  Issuance of Common Stock, Net of Notes Receivable        14,511                     156
     Issuance of Preferred Stock                               --               2,477,756
     Convertible Debt Issuance                          1,450,000                      --
     Advances From Everest & Jennings                     500,000                      --
     Bank Credit Line Debt                                 87,750                      --
     Issuance of Long-Term Note                                --                  50,000
     Repayment of Long-Term Note                          (11,685)                 (7,367)
     Increase in Lease Obligation                         144,842                  46,786
     Repayment of Lease Obligation                        (45,371)                (41,342)
                                                      -----------             -----------
  Net Cash Provided by Financing Activities             2,140,047               2,525,989
                                                      -----------             -----------
  Increase (Decrease) in Cash & Cash Equivalents          (56,619)                196,735

  Cash and Cash Equivalents at Beginning of Period         44,353                 561,810
                                                      -----------             -----------
  Cash and Cash Equivalents at End of Period          $   (12,266)            $   758,545
                                                      -----------             -----------
                                                      -----------             -----------



                See Accompanying Notes to Financial Statements

                      MEDICAL COMPOSITE TECHNOLOGY, INC.
                     (a company in the development stage)


                        NOTES TO FINANCIAL STATEMENTS



NOTE 1 -- BUSINESS OF THE COMPANY

     Medical Composite Technology, Inc. ("MCT") was incorporated on April 7, 1989 to engage in the development, manufacturing and marketing of advanced composite medical equipment. Since inception, MCT has devoted substantially all its efforts to raising capital, recruiting personnel and developing products.


NOTE 2 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

     The accompanying financial statements have been prepared assuming MCT will continue as a going concern. MCT has a material accumulated deficit as of September 30, 1993, and has incurred significant losses during the development stage. These matters raise substantial doubt about MCT's ability to continue as a going concern. MCT's operating losses to date have been funded from equity-financing transactions. MCT has continued to incur high levels of research and development spending, primarily in the development of its advanced composite wheelchair products. While sales of these new products are projected to increase substantially, there can be no assurance that projected sales levels can be achieved. MCT projects it will incur additional operating losses throughout the remainder of 1993 and will require additional financing to fund this deficit.

Accounts Receivable

    The majority of accounts receivable are with the distributor; the relationship with MCT is described in Note 3. A reserve for doubtful accounts is not considered necessary for the Company.

Inventories

     Inventories are stated at the lower of cost (first in, first out method) or market. Components of inventory at September 30, 1993 were as follows:

                    Raw materials                     $443,309
                    Work in process                     93,878
                    Finished goods                      33,905
                    Obsolescence reserve               (79,461)
                                                      --------
                                                      $491,631

Other Current Assets

     Other Current Assets includes deposits for tooling not yet completed or placed in service. Tooling deposits total $191,180 at September 30, 1993.

                      MEDICAL COMPOSITE TECHNOLOGY, INC.
                     (a company in the development stage)


Patents

     Patents are valued at cost and amortized on a straight-line basis over the lesser of their statutory life (17 years) or their estimated useful life (generally 10 years). Original cost of patents at September 30, 1993 is as follows:

                    Acquisition cost               $295,252
                    Accumulated amortization          5,811
                                                   --------
                                                   $289,441

Deferred Revenue

     A total of $400,000 to partially defray the cost of tooling development was received from the distributor, who is also a significant shareholder in MCT. This income was classified as deferred revenue and is being amortized over the expected life of the products, generally three years. The balance at September 30, 1993 was $249,062.

Research and Development

     Research and development costs are expenses as incurred.

Organization Costs

     Included in other assets are organization costs which are valued at cost and amortized on a straight-line basis over five years.

Property and Equipment

     Propety and Equipment is stated at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, generally ranging from five to seven years. Components of fixed assets at September 30, 1993 are as follows:

                  Machinery & Equipment             $  961,651
                  Computer Equipment                   299,767
                  Furniture & Fixtures                 100,037
                                                    ----------
                                                    $1,361,455

                  Accumulated Depreciation             425,208
                                                    ----------
                                                    $  936,247

Accrued Liabilities

     Accrued liabilities includes various accruals for vacation, workers compensation, payroll taxes and anticipated legal expenses. The highest single item at September 30, 1993 is a $30,000 reserve regarding a dispute with a computer software supplier.

                      MEDICAL COMPOSITE TECHNOLOGY, INC.
                     (a company in the development stage)



NOTE 3 -- RELATED PARTY TRANSACTIONS

     Invacare Corporation, a manufacturer and distributor of durable medical equipment, is a significant shareholder in MCT.

     MCT entered into distribution agreements with Invacare Corporation on October 9, 1990 (to distribute MCTs model AC wheelchair) and on January 1, 1993 (to distribute MCT's model FX wheelchair). MCT, in accordance with the terms of those agreements, terminated them on April 6, 1993 and September 21, 1993, respectively.

     MCT entered into a new distribution agreement for the AC and FX wheelchairs with Invacare on October 14, 1993. This agreement grants Invacare exclusive North American distribution rights to these model wheelchairs for a term of two years or, if MCT is acquired by an existing wheelchair provider, until 30 days following the closing of the acquisition.

     It is expected, therefore, that MCTs exclusive distribution agreement with Invacare will terminate 30 days after the closing of MCTs acquisition by Everest & Jennings. MCT will have no further contractual relationship with Invacare beyond that date.


NOTE 4 -- BANK CREDIT LINE

     MCT has a line of credit which expires January 5, 1999, under which it may borrow the lesser of $100,000 or 60% of eligible accounts receivable. No additional funds were available to MCT as of September 30, 1993 pursuant to this line. The line is collateralized by substantially all the assets of MCT.

     MCT also has a promissory note payable with the same bank. The balance as of September 30, 1993 was $26,387; it is payable in monthly installments of $1,389 through April 1995.

     Both the line of credit and note payable are subject to various financial convenants including a minimum tangible net worth of $1,250,000 and a minimum quick ratio of 1.5 to 1. At December 31, 1992, MCT was not in compliance with covenants regarding minimum tangible net worth and certain ratios; however, MCT has obtained waivers on these covenants through December 31, 1993.


NOTE 5 -- CONVERTIBLE DEBT

     Through September 1993, MCT has received loans totalling $1,450,000 from certain of its prefered shareholders. This debt is expected to be converted to equity concurrently with the Company's acquisition by Everest & Jennings.

NOTE 6 -- COMMITMENTS

     The Company has certain non-cancelable operating leases for its office and manufacturing facilities, which expire in March and October, 1994. Under the terms of the lease agreements, the Company is responsible for common area maintenance expenses which include insurance, taxes, repairs and other operating costs.

                      MEDICAL COMPOSITE TECHNOLOGY, INC.
                     (a company in the development stage)


Future minimum rental commitments under these operating lease agreements are as follows:

                     Year ending 1993 (Oct - Dec)              26,557
                     Year ending 1994                          26,397
                                                               ------
                                                               52,954

     The balance of capital lease obligations incurred in connection with property and equipment acquisitions was $217,127 as of September 30, 1993.


NOTE 7 -- SUBSEQUENT EVENTS

     MCT signed a merger agreement with Everest & Jennings on October 22, 1993, under which MCT would be acquired in a stock for stock transaction. It is anticipated this merger will close in late December 1993 or early January 1994.

     Since October 1, 1993, MCT has been funding operations through advances from Everest & Jennings. These advances total $1,500,000 as of the end of November 1993.

            EVEREST & JENNINGS INTERNATIONAL LTD. AND SUBSIDIARIES
              Notes to Condensed Pro Forma Financial Statements
                                 (Unaudited)


NOTE A -- BASIS OF PRESENTATION

On October 23, 1993, Everest & Jennings International Ltd. (the 'Company') and Brierley Investments Limited ('BIL') entered into an Exchange Agreement and Plan of Merger (the 'Merger Agreement') with Medical Composite Technology,
Inc. ('MCT') The Merger Agreement sets forth the terms and conditions under which MCT will merge with and into a wholly-owned subsidiary of the Company. The Merger Agreement provides for a tax-free stock for stock exchange between the stockholders of MCT and the Company, which will be accounted for using the purchase method. The outstanding shares of common stock and preferred stock of MCT will be converted into 8 million Common shares of the Company, provided certain anti-dilution provisions are maintained. The Merger Agreement is subject to numerous conditions, including but not limited to, the approval by the Company's stockholders of the Debt Conversion Transaction described below.

As of September 30, 1993, the Company and BIL entered into a Debt Conversion Agreement to provide for the conversion (the 'Debt Conversion Transaction') of approximately $75 million in principal and accrued, unpaid interest (the 'Converted BIL Debt') into a $55 million convertible Common Stock Note and a $20 million convertible Preferred Stock Note. The Common Stock Note is convertible into a number of shares of Common Stock equal to the principal balance of that Note divided by a stated conversion price ($1.00 per share). Similarly, the Preferred Stock Note is convertible into a number of shares of Series C Preferred Stock equal to the principal balance of that Note divided by a stated conversion price ($1.00 per share). The Preferred Stock and Common Stock Note will convert in full upon satisfaction of a number of conditions, including but not limited to, ratification of the Debt Conversion Transaction by the stockholders of the Company. On December 31, 1993, the Debt Conversion Transaction was ratified by the stockholders of the Company.

The unaudited pro forma financial statements present a combination of the historical financial statements for the Company and MCT as adjusted to reflect the purchase transactions in accordance with the purchase method of accounting and the Debt Conversion Transaction. Pro forma income statements are presented for the fiscal year ended December 31, 1992, and the three quarters ended September 30, 1993. A pro forma balance sheet is presented as of September 30, 1993.

The unaudited pro forma results are not necessarily indicative of the combined results that would have occured had the acquisition and debt conversion actually taken place on October 1, 1993, nor are they necessarily indicative of the results that may occur in the future. The pro forma financial statements should be read in conjunction with the related historical financial statements.

            EVEREST & JENNINGS INTERNATIONAL LTD AND SUBSIDIARIES

                Pro Forma Consolidated Statement of Operations
(Dollars in thousands except per share data and number of shares outstanding)


                                                                     Year Ended December 31, 1992
                                              ---------------------------------------------------------------------------
                                                                              (Unaudited)
                                                                                                                Pro Forma
                                              Consolidated             MCT Acquis          Debt Conv            Combined
                                              E & J Int'l     MCT      Dr/(Cr) Adj         Dr/(Cr) Adj          E&J/MCT
                                              -----------     ---      -----------         -----------          ---------
Revenues                                       $107,115       $504          $  -                 $    -          $107,619

Cost of Sales                                    80,923        877                                                 81,800
                                               --------     ------      --------            -----------          --------
   Gross Profit                                  26,192       (373)            0                      0            25,819

Selling Expenses                                 27,195      1,177                                                 28,372
General & Administrative Expenses                 9,275        872      a)   480                                   10,627
Restructuring Expenses                            5,150          0                                                  5,150
                                               --------     ------      --------            -----------          --------
   Total Operating Expenses                      41,620      2,049           480                      0            44,149
                                               --------     ------      --------            -----------          --------
Operating Loss from Continuing Operations       (15,428)    (2,422)         (480)                     0           (18,330)

Interest Expense, BIL                             2,272          0                          b)   (2,272)                0
Interest Expense, Other                           2,709         20                                                  2,729
Other Expense                                       240          0                                                    240
                                               --------     ------      --------            -----------          --------
    Other (Income)/Expense                        5,221         20             0                 (2,272)            2,969
                                               --------     ------      --------            -----------          --------
Loss from Continuing Operations before Taxes    (20,649)    (2,442)         (480)                 2,272           (21,299)

Income Tax Provision                             (1,737)         0                                                 (1,737)
                                               --------     ------      --------            -----------          --------
Net Loss                                       ($18,912)   ($2,442)        ($480)                $2,272         ($ 19,562)
                                               --------     ------      --------            -----------          --------
                                               --------     -------     --------            -----------          --------

Proforma Loss Per Share                                     ($0.31)                                                ($0.27)
                                                           -------                                               --------
                                                           -------                                               --------
Proforma Weighted Average Number of Shares Outstanding   8,000,000                                             72,146,000
                                                         ---------                                             ----------
                                                         ---------                                             ----------



a) To reflect goodwill amortization pursuant to E & J's acquisition of MCT as of 1/01/92. A 10-year useful life has been assigned to the MCT goodwill.

b) To reflect reduced interest expense pursuant to the BIL/E & J debt conversion as of 1/01/92.

c) The above amounts do not include the anticipated charge to earnings of the Company which will result from expensing research & development items in process at the acquisition date.

d) Management of the Company is in the process of reviewing the recoverability and useful life of the goodwill recorded pursuant to the Smith & Davis acquisition. Such goodwill is valued at approximately $6.5 million at September 30, 1993. This review may result in a partial or full impairment of this asset.

             EVEREST & JENNINGS INTERNATIONAL LTD AND SUBSIDIARIES


                Pro Forma Consolidated Statement of Operations
(Dollars in thousands except per share data and number of shares outstanding)

                                                          Nine Months Ended Spetember 30, 1993
                                              ------------------------------------------------------------------
                                                                     (Unaudited)
                                                                                                       Pro Forma
                                              Consolidated              MCT Acquis      Debt Conv      Combined
                                              E & J Int'l    MCT        Dr/(Cr) Adj     Dr/(Cr) Adj    E&J/MCT
                                              -----------    ---        -----------     -----------    --------
Revenues                                        $71,734      $755         $  -            $  -          $72,489

Cost of Sales                                    53,826       944                                        54,770
                                                 ------       ---          ---             ---        ---------
   Gross Profit                                  17,908      (189)           0               0           17,719

Selling Expenses                                 19,317     1,214                                        20,531
General & Administrative Expenses                 9,917       632    a)    360                           10,909
                                                 ------     -----          ---             ---        ---------
   Total Operating Expenses                      29,234     1,846          360               0           31,440
                                                 ------     -----          ---             ---        ---------
Operating Loss from Continuing Operations       (11,326)   (2,035)        (360)              0          (13,721)


Interest Expense, BIL                             2,175         0                    b) (2,175)               0
Interest Expense, Other                           2,341         3                                         2,344
Other Expense                                         0         0                                             0
                                                  -----     -----          ---           -----         --------
    Other (Income)/Expense                        4,516         3            0          (2,175)           2,344
                                                  -----     -----          ---           -----         --------

Loss from Continuing Operations before Taxes    (15,842)   (2,038)        (360)          2,175          (16,065)

Income Tax Provision                                208         0                                           208
                                                 ------     -----          ---          ------        ---------
Net Loss                                       ($16,050)  ($2,038)       ($360)         $2,175         ($16,273)
                                                 ------     -----          ---          -----         ---------
                                                 ------     -----          ---          -----         ---------

Proforma Loss Per Share                                    ($0.25)                                       ($0.23)
                                                            -----                                    ----------
                                                            -----                                    ----------
Proforma Weighted Average Number of Shares Outstanding  8,000,000                                    72,162,000
                                                        ---------                                    ----------
                                                        ---------                                    ----------



a) To reflect goodwill amortization pursuant to E & J's acquisition of MCT as of 1/01/93. A 10-year useful life has been assigned to the MCT goodwill.

b) To reflect reduced interest expense pursuant to the BIL/E & J debt conversion as of 1/01/93.

c) The above amounts do not include the anticipated charge to earnings of the Company which will result from expensing research & development items in process at the acquisition date.

d) Management of the Company is in the process of reviewing the recoverability and useful life of the goodwill recorded pursuant to the Smith & Davis acquisition. Such goodwill is valued at approximately $6.5 million at September 30, 1993. This review may result in a partial or full impairment of this asset.

            EVEREST & JENNINGS INTERNATIONAL LTD AND SUBSIDIARIES


                     Pro Forma Consolidated Balance Sheet
                            (Dollars in Thousands)

                                    ASSETS



                                                                        September 30, 1993
                                            ---------------------------------------------------------------------------
                                                                          (Unaudited)
                                                                                                                Pro Forma
                                            Consolidated                 MCT Acquis        Debt Conv            Combined
                                             E & J Int'l      MCT        Dr/(Cr) Adj       Dr/(Cr) Adj          E & J/MCT
                                            ------------     -----      -------------     -------------        -----------
Current Assets:
- ---------------
  Cash                                     $    180         $    (13)   $      -           $      -            $    167
  Accounts Receivable                        21,471              112                                             21,583
  Inventories                                26,948              492    c)  (300)                                27,140
  Other Current Assets                        5,436              268                                              5,704
                                            -------          -------     -------           --------              ------
Total Current Assets                         54,035              859        (300)                 0              54,594

Property, Plant & Equipment
- ---------------------------
  Land                                          470                0                                                470
  Buildings and Improvements                  6,765                0                                              6,765
  Machine & Equipment                        19,014            1,361    b)  (902)                                19,473
                                            -------          -------     -------           --------              ------
                                             26,249            1,361        (902)                 0              26,708

  Less Accumulated Depreciation             (13,007)            (425)   b)   425                                (13,007)
                                            -------          -------     -------           --------              ------
Property, Plant & Equipment, Net             13,242              936        (477)                 0              13,701

Intangible Assets, Net                        6,522              289    a) 4,800                                 11,611
Other Assets                                  1,638               17                                              1,655
                                            -------          -------     -------           --------              ------
Total Assets                               $ 75,437          $ 2,101      $4,023                 $0             $81,561
                                            -------          -------     -------           --------              ------
                                            -------          -------     -------           --------              ------

a) To reflect goodwill pursuant to E & J's acquisition of MCT as of 9/30/93. Such amount was computed as follows:

                Value of 8 Million shares of E & J Common Stock                 $8,000
                E & J advances to MCT at 9/30/93                                   500
                MCT negative net worth at 9/30/93                                  324
                Valuation adjustment to inventory & machinery                      777
                                                                                ------
                                                                                 9,601
                Amount allocated to R & D                                       (4,801)
                                                                                ------
                Goodwill                                                        $4,800
                                                                                ------
                                                                                ------

The trading price for the Company's common stock to be issued pursuant to the MCT transaction would indicate the value of the MCT acquisition would approximate $12 million. However, the stock is thinly traded and is not the best indicator of value. Therefore, in the opinion of management of the Company, a valuation consistent with the debt conversion price of the Company's stock would be more appropriate for recording this transaction. A final determination of valuation will be made upon the closing of the transaction.

b) To eliminate accumulated depreciation and to adjust valuation of machinery & equipment in comformity with E & J's accounting policy on asset capitalization pursuant to E & J's acquisition of MCT as of 9/30/93.

c) To adjust inventory to reflect a discontinued product line pursuant to E & J's acquisition of MCT as of 9/30/93.

d) Management of the Company is in the process of reviewing the recoverability and useful life of the goodwill recorded pursuant to the Smith & Davis acquisition. Such goodwill is valued at approximately $6.5 million at September 30, 1993. This review may result in a partial or full impairment of this asset.

            EVEREST & JENNINGS INTERNATIONAL LTD AND SUBSIDIARIES


                     Pro Forma Consolidated Balance Sheet
                 (Dollars in thousands except per share data)

                     LIABILITIES AND STOCKHOLDERS' EQUITY


                                                                         September 30, 1993
                                         ----------------------------------------------------------------------------------------
                                                                            (Unaudited)
                                                                                                                      Pro Forma
                                          Consolidated                     MCT Acquis            Debt Conv             Combined
                                           E & J Int'l         MCT         Dr/(Cr) Adj           Dr/(Cr) Adj          E & J / MCT
                                         ---------------   -------------   -------------         -------------       ---------------
Liabilities
- -----------
  Short Term Borrowings From BIL         $ 67,300           $    0           $     -             b)  ($60,547)        $   6,753
  Short Term Borrowings and current        18,381            1,538                               b)   (10,000)            9,919
    installments of long term debt
  Accounts Payable                          7,260              282                                                        7,542
  Accrued Payroll Costs                     8,143                0                                                        8,143
  Accrued Interest, BIL                     4,453                0                               b)    (4,453)                0
  Accrued Expenses and Income Taxes         7,568              139                                                        7,707
  Accrued Restructuring Expenses            1,656                0                                                        1,656
                                         --------           ------           -------             ------------         ---------
Total Current Liabilities                 114,761            1,959                 0                  (75,000)           41,720

Advances from E & J to MCT                      0              500           a) (500)
Long-Term Debt, Net of Current Portion      7,808                0                                                        7,808
Other Long-Term Liabilities                   552              466                                                        1,018
                                         --------           ------           -------             ------------         ---------
Total Liabilities                         123,121            2,925              (500)                 (75,000)           50,546

Stockholders' Equity:
- ---------------------
  Preferred Stock                          11,725            5,823          a)(5,823)            b)    20,000            31,725
  Common Stock                                 92               35          a)    45             b)       550               722
  Additional Paid-In Capital               43,708              (10)         a) 8,430             b)    54,450           106,578

  Accumulated Deficit                    (102,550)          (6,672)         a) 1,871                                   (107,351)

  Cummulative translation adjustments        (659)               0                                                        (659)
                                         --------           ------           -------             ------------         ---------
Total Stockholders' Equity                (47,684)            (824)            4,523                   75,000            31,015
                                         --------           ------           -------             ------------         ---------
Total Liabilities & Stockholders' Equity $ 75,437           $2,101            $4,023                $       0           $81,561
                                         --------           ------           -------             ------------         ---------
                                         --------           ------           -------             ------------         ---------


Proforma Book Value                                         ($0.10)                                                       $0.43
                                                            ------                                                    ---------
                                                            ------                                                    ---------

a) To reflect reclassification of MCT's advance from E & J and adjustment in combined equity accounts pursuant to E & J's acquisition of MCT as of 9/30/93.

b) To reflect adjustments in E & J's equity, short term debt and accrued interest accounts pursuant to the BIL/E & J debt conversion as of 9/30/93.

c) Management of the Company is in the process of reviewing the recoverability and useful life of the goodwill recorded pursuant to the Smith & Davis acquisition. Such goodwill is valued at approximately $6.5 million at September 30, 1993. This review may result in a partial or full impairment of this asset.

            EVEREST & JENNINGS INTERNATIONAL LTD. AND SUBSIDIARIES


ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

General

        Commencing in 1989, the Company has undergone an extensive restructuring of its operations with the objective of becoming a stronger long-term competitor in the durable medical equipment industry. The restructuring was designed to improve overall financial performance through cost reduction and the elimination of excess manufacturing capacity. Extensive asset sales were also undertaken to generate the cash necessary to partially finance restructuring activites and reduce debt levels. Credit facilities were modified or expanded as needed to partially fund the overall restructuring, in addition to contributing to the funding of the Company's operations.

        A major element of the restructuring was the sale in October, 1991 of the Company's former European subsidiary, Ortopedia GmbH. At the time, the Company retained a 15% interest in Ortopedia Holding GmbH, the new parent of Ortopedia GmbH. During the period from December 31, 1990 to December 31, 1992, total assets were reduced approximately $84 million due primarily to $63 million from the sale of Ortopedia as well as sales and writedown of certain fixed assets and reductions in other current assets including planned reductions of inventory in the United States. In December 1992, the Company sold its remaining 15% interest in Ortopedia Holding GmgH.

        On February 28, 1992, the Company announced its intention to consolidate its domestic wheelchair manufacturing operations and corporate headquarters by relocating its California-based manufacturing and corporate offices to Missouri by the end of the year. This decision was made in light of the higher cost of manufacturing in Southern California and based on the opportunity to further reduce costs through the consolidation of administrative and support functions with existing operations in Missouri. The relocation from California was begun in the second quarter of 1992, and was largely completed by the end of 1992.

        As a result of the relocation, the Company experienced major start-up problems in wheelchair production due primarily to computer system failures and related parts shortages, and to manufacturing delays and inefficiencies attributable generally to the commencement of relocated manufacturing operations and specifically to the need to train a large number of new employees. These start-up problems have most severely impacted the Company's high margin power and rehab wheelcair products, and the resulting reduction in sales and cash flow has hindered the Company's ability to keep vendors current and otherwise to implement corrective measures quickly and effectively.

        Shipment delays have caused a substantial build-up in back-ordered power and rehab wheelchair products, which the Company is working to reduce.
However, customer confidence and frustration resulting from such delays have combined to increase the order cancellation rate and to decrease the incoming order rate, particularly for the affected wheelchairs. As a result, orders and market share generally have decreased, and manufacturing activity generally has shifted disproportionately to lower margin manual and commodity wheelchairs.

        The foregoing problems adversely affected third and fourth quarter 1992 shipments and financial results, and will continue to do so at least through the second quarter of 1993. Management has developed and implemented a plan it believes will correct the Company's problems with manufacturing and shipment delays. However, order rates, margins and market share must increase and customer confidence must be restored in the very near term, if the Company is to generate the cash flow necessary to fund its operations on a continuing basis and to achieve profitability. Assuming the Company can achieve these objectives, management expects the relocation to improve the Company's overall cost structure and, therefore, its competitive position.

           EVEREST & JENNINGS INTERNATIONAL LTD. AND SUBSIDIARIES



     Production and delivery of all of the Company's non-wheelchair products were unaffected by the production problems that occurred in the relocation of the wheelchair manufacturing facility to St. Louis. The Company has continued to deliver non-wheelchair products in a timely manner and management believes that additional market share can be obtained in these product lines.

     On October 9, 1992 the Company completed the sale of its California property. The Company is in arbitration with the environmental engineering firm which was retained by the Company to manage certain aspects of the work required to sell the California property. See Part I, Item 3, Legal Proceedings.

     In the domestic market, the Company's durable medical equipment products are sold primarily through homecare and medical equipment dealers, as well as national accounts. Consumers and dealers are reimbursed through federal, state and private insurer reimbursement programs. The Company estimates that Medicare reimbursement presently represents approximately 33% of the Company's total domestic revenues. The Company anticipates being able to counteract the impact of cutbacks in Medicare, state budget and private insurer programs on its results of operations and cash flow through the benefits of a reduced cost structure.

     In the institutional bed market, while the Company has a small market share of hospital beds, it has been in the position of being the only competitor of Hill-Rom with respect to retractable hospital beds. Early in 1993, Stryker introduced a retractable hospital bed into the market which management believes could put pressure on sales volume and current margins on its retractable hospital bed products.


RESULTS OF OPERATIONS

REVENUES

     The following table sets forth the amounts and percentages of revenues geographically by area where products were manufactured (dollars in millions):


                         1992             1991            1990
                     ------------     -----------      ------------
                     Amount    %      Amount   %       Amount   %
                     ------   ---     ------  ---      ------   ---
North America         $107    100      $119   100       $133    63

Europe                   -      -         -     -         77    37
                      ----    ---      ----   ---       ----    ---
                      $107    100      $119   100       $210    100
                      ----    ---      ----   ---       ----    ---
                      ----    ---      ----   ---       ----    ---



     North American revenues in 1992 decreased $12 million, or 10%, from the prior year, primarily due to shipment delays and the loss of market share in the U.S. wheelchair business as a result of disruptions to production capabilities related to the relocation of the primary manufacturing facility from California to Missouri. Revenues in the bed product line increased 8% in 1992, largely due to improved market penetration for institutional products.

     North American revenues in 1991 decreased $14 million, or 11%, versus 1990, primarily due to increased price competition, reduced sales of lower margin manual wheelchairs, and lower homecare bed and scooter revenues. The reduced sales of lower margin manual wheelchairs resulted from the elimination of certain unfavorable sales contracts in late 1990 while lower scooter revenues reflected a deemphasis of the product line in 1991. Lower homecare bed revenues reflected the impact of increased price competition.

            EVEREST & JENNINGS INTERNATIONAL LTD. AND SUBSIDIARIES



     European revenues were $77 million in 1990 but were reflected on the equity method in 1991, reflecting the deconsolidation of Ortopedia GmbH in 1991 due to the decision in 1990 to sell the subsidiary.

For the periods indicated, the following table summarizes operating results of the Company (dollars in millions):


                                              Year Ended December 31
                                 -----------------------------------------------
                                     1992               1991             1990
                                 -----------       -----------       -----------
                                 Amount    %       Amount    %       Amount     %
                                 ------   --       ------   --       ------    --
Revenue                          $107.1   100      $118.9    100      $209.7    100
Cost of sales                      80.9    75        80.3     68       154.4     74
                                 ------   ---      ------    ---      ------    ---
Gross profit                       26.2    25        38.6     32        55.3     26
Operating expenses                 36.4    34        40.7     34        64.5     31
                                 ------   ---      ------    ---      ------    ---
Operating loss before
  restructuring expense           (10.2)   (9)       (2.1)    (2)       (9.2)    (5)
Restructuring expense               5.2     5        18.5     15        34.0     16
                                 ------   ---      ------    ---      ------    ---
Operating loss                   $(15.4)  (14)     $(20.6)   (17)     $(43.2)   (21)

Interest expense                   (5.0)   (5)       (3.9)    (3)       (8.9)    (4)
Earnings from European
  operations                         --    --         1.2     --          --     --
Gain (loss) on sale of
  European operations              (0.2)   --         6.6      6          --     --
Loss on sale of discontinued
  operations                         --    --          --     --        (1.4)    --
                                  ------  ---      ------    ---       ------   ---
Loss before income taxes         $(20.6)  (19)     $(16.7)   (14)     $(53.5)   (25)

Income tax provisions (benefits)   (1.7)   (1)        0.4     --        (0.4)    --
                                 ------   ---      ------    ---      ------    ---
Net loss                         $(18.9)  (18)     $(17.1)   (14)     $(53.1)   (25)
                                  ------   ---      ------   ---      ------    ---
                                  ------   ---      ------   ---      ------    ---


1992 VERSUS 1991

     1992 revenues of $107.1 million decreased $11.8 million or 10% from 1991, largely as a result of wheelchair operations, which were negatively impacted by the relocation of the Company's primary domestic manufacturing facility from Camarillo, California to St. Louis, Missouri. The impact was focused almost exclusively on the third and fourth quarter revenues after the commencement of the physical relocation. The process of moving complex manufacturing operations across the country and restarting with a largely new workforce resulted in disruptions to normal manufacturing throughput with corresponding delays in customer shipments and revenue recognition. Relocation-related inventory imbalances caused by computer system failures and inadequate training of new employees have also contributed to manufacturing shortfalls. At the same time, 1992 incoming orders for wheelchair products were largely equivalent to 1991, resulting in increasing order backlogs. As a result of the shipment delays, however, the Company experienced an increasing rate of order cancellations in the third and fourth quarters of 1992 and the first quarter of 1993, and more cancellations may occur in the second quarter of 1993. Such cancellations have had and, if the cancellations continue, will have a material adverse impact on the Company's financial performance. Also, the incoming power and rehab

            EVEREST & JENNINGS INTERNATIONAL LTD. AND SUBSIDIARIES

wheelchair order rate has declined in 1993 to date, and if such order rate is not improved, the Company's financial performance will be adversely affected for as long as the order rate remains depressed. In the first quarter of 1993, wheelchair shipments increased over the fourth quarter, 1992 levels as the startup and relocation problems are gradually being resolved; however, the products shipped were skewed in favor of the low margin manual wheelchairs, as production of the high margin power and rehab wheelchairs is still lagging. Backlogs of past due orders are beginning to decline due to increases in production and cancellation of orders.

     Sales of Smith & Davis bed products in 1992 improved 8% over the prior year due to improved penetration in the institutional market. Homecare product sales were largely flat year to year due to intense price competition. 1992 revenues in the Everest & Jennings' Canadian and Mexican subsidiaries were down 6% from 1991 due to a 5% unfavorable Canadian exchange rate change and the non-recurrence of $.9 million of export orders in Canadian operations.

     Total Company gross profit decreased $12.4 million from $38.6 million in 1991 to $26.2 million in 1992. As a percentage of sales, gross profit decreased from 32% last year to 25% in 1992. The decrease in gross profit reflects the decrease in sales plus continued price competition in the markets for the Company's wheelchair, homecare bed and oxygen concentrator products. Wheelchair profitability has also been impacted by what management believes to be a temporary shift of the Company's product mix to lower margin wheelchair products as a result of the relocation; however, the Company must recover market share for the higher margin wheelchairs, otherwise the shift of product mix to lower margin products may be permanent. Shipment delays have occurred largely in custom and rehabilitation wheelchair products due to their greater complexity, larger number of components which have been subject to inventory imbalances, and longer training time for new employees before normal production levels are reestablished. Gross profit in Smith & Davis was also adversely affected by a $0.7 million charge to writeoff surplus and obsolete inventory.

     Operating expenses decreased $4.3 million or 11% from $40.7 million in 1991 to $36.4 million in 1992 due to lower depreciation, staffing expenses, taxes, insurance, professional fees and contracted services in general and administrative expenses resulting from the Company's consolidation of corporate, Everest & Jennings Inc. and Smith & Davis functions in St. Louis. 1991 operating expenses also included a $1.5 million charge to write down the Camarillo facility to its estimated net realizable value.

     In the third and fourth quarters of 1992, the Company recorded restructuring changes of $2.5 million and $2.7 million, respectively, to reflect increased costs for startup inefficiencies, facilities and staff duplication and additional provision for physical inventory losses associated with the relocation of the wheelchair manufacturing facility and corporate headquarters to Missouri. $1.5 million of the restructuring charge recorded in 1992 relates to expenses expected to be incurred during the first four months of 1993. An initial restructuring charge of $18.5 million was recorded in 1991 in connection with the relocation to Missouri.

     Interest expense of $5.0 million in 1992 increased 28% from 1991 as a result of the accrual of $1.3 million of interest recorded in anticipation of not being able to reduce the balance of a certain bank loan below $13 million by March 31, 1993, as subsequently extended to June 30, 1993 (see Note 6 to the Consolidated Financial Statements in Item 8).

     Net other income and expenses declined from $7.8 million income in 1991 which included a $6.6 million gain from the sale of 85% of Ortopedia and $1.2 income from European operations sold in October, 1991 to a $0.2 million expense in 1992 which reflected a loss on the disposition of the remaining 15% shareholding in Ortopedia.

     The 1992 income tax benefit of $1.8 million reflects the settlement of certain disputed items for the years 1975 - 1983 with the California Franchise Tax Board.

            EVEREST & JENNINGS INTERNATIONAL LTD. AND SUBSIDIARIES


1991 versus 1990

     Revenues in 1991 declined $90.8 million, or 43%, to $118.9 million versus $209.7 million in 1990. The decline in revenues reflects the deconsolidation of Ortopedia in 1991 ($76.9 million of the reduction) and reduced sales of lower margin wheelchairs, lower scooter revenues and lower homecare bed revenues. The Company also believes that uncertainties surrounding the viability of the Company due to successive years of large losses resulting from excess costs and restructuring charges may have adversely impacted operations in 1991.

     Gross profit decreased $16.7 million or 30% to $38.6 million in 1991, from $55.3 million in 1990. The decreased gross profit reflects the deconsolidation of Ortopedia which contributed $22.3 million to the reduction partially offset by increased gross profit resulting from concerted efforts since January 1990 to reduce costs through significant reduction in personnel, increased operational efficiency, control over raw material costs and an improved product mix. As a percent of revenues, gross profit increased to 32% in 1991 from 26% in 1990.

     Operating expenses, before restructuring expenses in 1991, decreased $23.8 million or 37% to $40.7 million in 1991, from $64.5 million in 1990. The decrease in operating expenses reflects the deconsolidation of Ortopedia which reduced operating expenses $18.1 million, and lower salary and fringe costs resulting from the significant reduction in headcount between periods, partially offset by a $1.5 million charge in 1991 to write-down its Camarillo facility to estimated net realizable value. Operating loss before restructuring expenses narrowed to $2.1 million in 1991 versus $9.2 million in 1990 due to success in reducing operating expenses between periods and in improving gross profit.

     As a result of its anticipated relocation from California to Missouri, the Company recorded a fourth quarter, 1991 charge of $18.5 million to provide for costs associated with the relocation including personnel related costs such as severance and relocation expenses and costs associated with the sale and relocation of certain machinery and equipment.

     Inclusive of the restructuring expense associated with the consolidation in St. Louis, the operating loss totaled $20.6 million in 1991 versus $43.2 million in 1990. Prior to its sale, Ortopedia was recorded on the equity method. Accordingly, income before income taxes in 1991 includes $1.2 million in equity income.

     Interest expense of $3.9 million in 1991 declined $5.0 million from $8.9 million in 1990. The reduction in interest expense reflects no accrual in 1991 on borrowing from the Company's primary domestic lender and lower debt levels due to the deconsolidation of Ortopedia in 1991 reducing interest expense $2.7 million. In accordance with the Company's bank restructuring agreement upon the sale of Ortopedia GmbH and the repayment to the Bank of $8.3 million in October 1991, the Company's primary domestic lender waived any interest accrual in 1991 on amounts borrowed.

     Other income in 1991 of $7.8 million is comprised of the $6.6 million gain on the sale of Ortopedia in October 1991 and $1.2 million in equity income from Ortopedia.

     Loss on sale of discontinued operations of $1.4 million in 1990 is mainly comprised of additional contingency reserves related to the sale of one of the divisions of the Metal Products Group in 1987.

            EVEREST & JENNINGS INTERNATIONAL LTD. AND SUBSIDIARIES


LIQUIDITY AND CAPITAL RESOURCES

     The Company's primary sources of liquidity are cash provided from operations and cash on hand. At December 31, 1992, the Company had $0.1 million in cash or $1.0 million less than the $1.1 million in cash at December 31, 1991. At December 31, 1992, total debt of $58.6 million was $4.4 million higher than the $54.2 million in debt at December 31, 1991. The increase was primarily due to advances from BIL (Far East Holdings) Limited ("BIL") and borrowings from The Hongkong and Shanghai Banking Corporation ("HSBC") of $14 million and $15.1 million, respectively, during the year to finance the restructuring and relocation, offset by the conversion of the Amended 9% Note plus accrued interest totalling $9.8 million to 9% Series A Voting Convertible Preferred Stock effective with the approval of the restructuring plan by the stockholders at the annual meeting held on March 17, 1992, and the retirement of $11.1 million in debt from the proceeds from the sale of the Camarillo, California facility (see Note 6 to the Consolidated Financial Statements in
Item 8). Positive cash flow from operations of $3.2 million at Smith & Davis and Everest & Jennings Canada also mitigated the overall increase in debt.

     On October 2, 1992 the Company finalized a new one year $20 million revolving credit facility with HSBC. Proceeds from this credit line were used to repay $11 million of existing BIL advances, to fund restructuring expenses, to replace existing letters of credit and for working capital purposes. The repayment of this facility was guaranteed by Brierley Investments Limited, an affiliate of BIL. The facility would not have been made available to the Company without such guaranty. As of December 31, 1992, the Company had borrowed close to the maximum available under the HSBC credit facility. According to its original terms, the total amount available under the facility was to reduce from $20 million to $15 million on March 31, 1993. Pursuant to an amendment dated as of March 30, 1993, HSBC agreed to maintain the total amount available under the facility at $20 million through the expiration date of the facility.

     Under the debt agreements with BIL and HSBC, at December 31, 1991 and 1992 the Company was obligated to repay approximately $29.3 million and $15.1 million, respectively, at various dates as described below.

                                   12/31/91        12/31/92
                                   Balance         Balance
Debt Agreement                    $ millions      $ millions    Repayment Date
- --------------                    ----------      ----------    --------------
Bank Loan (1)                        $22.7           $14.6      June 30, 1993
FASB 15 Adjustment                    (1.0)           (0.2)
                                      ------          -----
     Subtotal                         21.7            14.4

Amended 10.5% Note                     3.9             0.9      June 30, 1993

Amended 9% Note                        9.7             -0-

BIL Promissory Notes (1992 Advances
   through 9/11/92)                      -             4.0      June 30, 1993
BIL Promissory Notes (1992 Advances      -            10.0      Various dates in the fourth quarter, 1993;
   9/12/92 through 12/31/92)                                    generally one year maturities
                                      ------          -----
     Subtotal Due BIL                 35.3            29.3
HSBC Credit Facility (2)                 -            15.1      September 30, 1993
                                      ------          -----
     TOTAL                           $35.3           $44.4
                                      ------          -----
                                      ------          -----


(1)  Pursuant to a First Amended and Restated Credit Agreement, dated
     August 30, 1991 (the "Agreement"), between the Company and Security Pacific National Bank (the "Bank"). On February 21, 1992 BIL acquired all of the Bank's interest in the Agreement.

(2) Excludes approximately $4.9 million committed with respect to outstanding letters of credit at December 31, 1992.

            EVEREST & JENNINGS INTERNATIONAL LTD. AND SUBSIDIARIES

     On October 9, 1992, the Company repaid $11.1 million of the Bank Loan indebtedness with the proceeds from the sale of the Camarillo property. Additionally, on October 14, 1992, the Company repaid $11 million of the 1992 BIL Promissory Notes with a portion of the proceeds from the $20 million HSBC credit facility. However, the Company was unable to repay $4.0 million of the BIL 1992 Promissory Notes. Such Promissory Notes were due and payable on the date that the company closed the HSBC credit facility. Also, the Company was unable to repay the remaining $14.6 million balance on the Bank Loan as required by March 31, 1993 or reduce the balance below $13 million to obtain interest forgiveness. Accordingly, during 1992, the Company accrued interest in the aggregate amount of approximately $13 million on the Bank Loan.

        As of March 29, 1993, BIL agreed to extend the due dates of the Bank Loan, the $4.0 million of the 1992 BIL Promissory Notes and the Amended 10.5% Note to June 30, 1993. The Company has made a proposal to BIL to restructure the indebtedness described in the preceeding sentence. In general, the restructuring proposal under consideration, which would be subject to applicable corporate approvals, contemplates converting the $14.6 million Bank Loan balance, the remaining $0.9 million of the Amended 10.5% Note and the $4 million of 1992 BIL Promissory Notes plus accrued interest into Class A Common Stock (or Single Class Common Stock) at a price yet to be determined. Negotiations between the Company and BIL also contemplate providing the Company additional borrowing capacity to complete the restructuring. In order to properly evaluate this proposal as well as explore other financing alternatives, the Company and BIL have jointly retained a major investment banking firm. Upon review of such firm's recommendations by the Board of Directors, the Company and BIL may enter into negotiations to finalize a restructuring of the BIL indebtedness. While management believes that mutually satisfactory arrangements can be negotiated with BIL, no assurances can be made that the Company will be successful in such negotiations.

     Through the end of the first quarter of 1993, the Company has required additional financing to fund the restructuring and fund operating needs. These borrowings have been provided by BIL in their entirety and total an additional $14 million. The Company expects to need additional financing through the end of the second quarter 1993 before a cash neutral situation from operations is anticipated to be attained.

     On March 17, 1992 the stockholders of the Company approved the conversion of the Amended 9% Note plus accrued interest into 5.9 million shares of 9% Series A Voting Convertible Preferred Stock. Assuming the conversion of such Preferred Stock to Common Stock and inclusive of the Series B Voting Convertible Preferred Stock representing nearly 5% of total shares outstanding (previously due to be received by the Bank and issued to BIL as a result of BIL's purchase of the Company's debt with the Bank - see Note 6 to the Consolidated Financial Statements in Item 8), BIL's ownership in the Company now approximates 60% of total shares outstanding.

     In July, 1991 the Company obtained a new three-year $13 million credit line for its Smith & Davis subsidiary. At December 31, 1992, Smith & Davis had borrowed $5.4 million under this line. In February, 1993 this credit line was amended to increase the availability of funding to the Company and reduce the borrowing cost. The Company's Canadian operation has existing credit facilities in the aggregate of $5.1 million, on which $3.3 million was borrowed as of December 31, 1992.

     Accordingly, at December 31, 1992 the Company owed $27.7 million to banks and other commercial lenders, $1.6 million under capitalized lease obligations, and $29.3 million to BIL (net of $0.2 million FASB 15 adjustment).

     The Company's 1992 revenues and operating results have been adversely impacted by increased price competition, liquidity constraints and the relocation of the Company's primary domestic wheelchair manufacturing facility from California to Missouri. The third and fourth quarters were particularly impacted by delayed shipments of customer orders for higher margin rehabilitation wheelchair products and spare parts. These delays have resulted in additional cash needs beyond those originally anticipated to finance the relocation. From time to time, the Company has not been able to make timely payments to some of the suppliers of materials for its wheelchair products. In such circumstances, past due payment terms have been negotiated with most of such suppliers. However, certain suppliers have temporarily suspended parts deliveries to the Company until payment

            EVEREST & JENNINGS INTERNATIONAL LTD. AND SUBSIDIARIES

has been received. As a result, the Company has not been able to make all wheelchair production commitments on time, resulting in some order cancellations and a reluctance by some customers to place future orders. Startup inefficiencies and inventory imbalances in St. Louis manufacturing operations will continue to adversely impact revenues, operating income and cash flow. As a result, a first quarter 1993 loss from operations is expected and additional financing must be secured. Assuming a successful restructuring of the BIL debt as described earlier, the Company will attempt to fulfill its cash needs through seeking additional financing from BIL or other external sources. Although no assurances can be given that the Company can restructure or reschedule the debt, if such debt is restructured or rescheduled, management believes that the Company will be able to meet its cash operating requirements at its existing Missouri, Canadian and Mexican operations.

     To retain dealer loyalty during the period when wheelchair production problems were occurring, the Company allowed certain dealers to delay payments for purchases beyond the normal credit terms. The Company plans to begin stricter enforcement of credit terms once production problems are rectified and deliveries are made on an on-time basis.

     Management believes that the Company's domestic and international manufacturing capacity is sufficient to meet anticipated demand for the foreseeable future. Capital expenditures of approximately $3.5 million are projected for 1993 versus actual expenditures of $3.4 million in 1992.

NET OPERATING LOSS CARRY-FORWARDS

     At December 31, 1992, for U.S. tax reporting purposes, the Company had net operating loss ("NOL") carry-forwards of approximately $101 million expiring between 1997 and 2008, which should be available to offset U.S. taxable income generated in future years. For financial reporting purposes, the Company had NOL carry-forwards of approximately $113 million expiring between 1997 and 2008. The difference between tax and financial reporting of NOL carry-forwards relates primarily to amounts written off for financial reporting purposes not yet deductible for tax purposes. The Company does not believe that any restructuring proposals under consideration with BIL will limit the Company's ability to utilize its NOL carry-forwards. However such restructuring could serve to increase the likelihood that limitations could apply as a result of future changes in equity ownership in the Company.

FUTURE ACCOUNTING REQUIREMENTS

     In Feberuary, 1992, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes" (SFAS 109). The Company is required to and intends to adopt SFAS 109 in 1993. The Company has not yet determined the impact of the adoption of SFAS 109, although it is not anticipated to be material to the Company's consolidated financial statements.

            EVEREST & JENNINGS INTERNATIONAL LTD. AND SUBSIDIARIES

ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

RESULTS OF OPERATIONS FOR THE THREE MONTHS ENDED SEPTEMBER 30, 1993

     The following table summarizes operating results of the Company for the three months ended Septmeber 30, 1993 and 1992 (dollars in millions):


                                                Three Months Ended September 30
                                        -----------------------------------------
                                             1993                         1992
                                         ----------------     --------------------
                                        Amount       %          Amount       %
                                        ------     ----         ------     ----
        Revenues                        $23.4      100          $22.7      100
        Cost of sales                    17.7       76           17.4       77
                                        -----      ---          -----      ---
        Gross profit                      5.7       24            5.3       23

        Operating expenses                9.3       40           11.3       50
                                         -----      ---          -----      ---
        Operating loss                   (3.6)     (16)          (6.0)     (27)

        Interest expense                  1.6        6            0.7        3
                                        -----      ---          -----      ---
        Loss before income taxes         (5.2)     (22)          (6.7)     (30)

        Income tax provisions (benefits)    -        -           (1.2)      (5)
                                        -----      ---          -----      ---
        Net loss                        $(5.2)     (22)         $(5.5)     (25)
                                        -----      ---          -----      ---
                                        -----      ---          -----      ---



     Third quarter, 1993 revenues of $23.4 million increased $0.7 million or 3% from 1992. Wheelchair sales of $16.8 million in the thrid quarter, 1993 increased $2.0 million or 14% from the third quarter, 1992. Domestic delivery problems related to the relocation of the Company's primary domestic manufacturing facility from Camarillo, California to St. Louis, Missouri had a negative impact on third quarter, 1992 sales.

     Sales of Smith & Davis homecare beds in the thrid quarter of 1993 decreased $0.6 million of 17% from the third quarter of 1992; sales of institutional beds in the third quarter of 1993 decreased $0.4 million or 10% from the third quarter of 1992, for an aggregate decrease in bed sales for the third quarter of 1993 of 15% from the comparable period in the prior year. This decrease is a result of competitive pressures and uncertainty in the durable medical equipment market related to the potential impact of health care reform programs to be enacted by the Clinton administration. In management's opinion, the decrease in Smith & Davis' institutional bed sales in the third quarater of 1993 was representative of conditions in the institutional durable medical equipment market as a whole. Sales of Smith & Davis oxygen concentrator products in the third quarter of 1993 decreased $0.3 million or 34% from the comparable period of the prior year due to a reduction in purchases by the largest oxygen concentrator customer.

     Total Company gross profit increased $0.4 million from $5.3 million in the thrid quarter of 1992 to $5.7 million in the third quarter of 1993. As a percentage of sales, gross profit increased from 23% in the third quarter of 1992 to 24% in the third quarter of 1993. The increase in gross profit and in gross profit as a percentage of sales reflects improvement in the Company's manufacturing efficiency, offset by continued price competition in the markets for the Company's wheelchair, bed and oxygen concentrator products.

     Operating expenses decreased $2.0 million or 18% from $11.3 million in the third quarter of 1992 to $9.3 million in the third quarter of 1993. The decrease is due primarily to $2.5 million of restructuring expense which was recorded in the third quarter of 1992. Third quarter, 1993 operating expenses also reflect a one time $0.3 million charge for writing off the Company's investment in a foreign joint venture.

            EVEREST & JENNINGS INTERNATIONAL LTD. AND SUBSIDIARIES

     Interest expense of $1.6 million in the third quarter of 1993 increased from the comparable period in the prior year due to increased debt levels and as a result of the accrual of interest recorded in anticipation of not being able to reduce the balance of the Bank Loan below $13 million by September 30, 1993, as extended (see Note 5 to the Unaudited Consolidated Financial Statements in Item 1).

     In January 1993, the Company adopted the provisions of SFAS No. 109, 'Accounting for Income Taxes' ('SFAS 109'). The adoption of SFAS 109 did not have an impact on the consolidated financial statements (see Note 7 to the Unaudited Consolidated Financial Statements in Item 1).

     The income tax benefits of $1.2 million in the third quarter of 1992 reflect the settlement of certain disputed items with the California Franchise Tax Board.

RESULTS OF OPERATIONS FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1993

     The following table summarizes operating results of the Company for the nine months ended September 30, 1993 and 1992 (dollars in millions):


                                              Nine Months Ended September 30
                                           ----------------------------------------
                                                1993                 1992
                                           ---------------      --------------------
                                           Amount       %        Amount      %
                                           ------      ---       ------     ---
        Revenues                          $ 71.7       100       $ 82.9     100
        Cost of sales                       53.8        75         60.0      72
                                           -----       ---         ----      --
        Gross profit                        17.9        25         22.9      28

        Operating expenses                  29.2        41         30.4      37
                                            ----        --         ----      --
        Operating loss                     (11.3)      (16)        (7.5)     (9)

        Interest expense                     4.5         6          2.5       3
                                             ---        --         ----      --
        Loss before income taxes           (15.8)      (22)       (10.0)    (12)

        Income tax provisions (benefits)     0.2        --         (1.8)     (2)
                                             ---      ----         ----      ---
        Net loss                          $(16.0)      (22)      $ (8.2)    (10)
                                          ------      ----       ------    -----
                                          ------      ----       ------    -----

     Revenues for the nine months ended September 30, 1993 decreased $11.2 million or 14% to $71.7 million from the comparable period in the prior year. Wheelchair sales of $50.6 million in the first nine months of 1993 decreased $5.2 million or 9% from the comparable period in the prior year. The relocation of the Company's primary domestic manufacturing facility from Camarillo, California to St. Louis, Missouri and the related production and delivery problems and declining orders negatively impacted sales in the first and second quarters of 1993. However, the domestic wheelchair order rate has gradually increased throughout the first three quarters of 1993, and on-time deliveries have improved throughout 1993 to the point where the Company had fewer than a dozen past due wheelchair orders at the end of October, 1993.

     Sales of Smith & Davis homecare beds in the first nine months of 1993 decreased $1.5 million or 14% from the first nine months of 1992; sales of institutional beds in the first nine months of 1993 decreased $2.6 million or 21% from the first nine months of 1992, for an aggregate decrease in bed sales for the first nine months of 1993 of 18% from the comparable period in the prior year. This decrease is primarily a result of ongoing price competition and uncertainty in the durable medical equipment market related to the potential impact of health care reform programs to be enacted by the Clinton administration. In management's opinion, the decrease in Smith & Davis' institutional bed sales through the third quarter of 1993 was representative of conditions in the institutional durable medical equipment market as a whole. Sales of Smith & Davis oxygen concentrator products through the third quarter of 1993 decreased $1.9 million or 51% through the comparable period of the prior year due to a reduction in purchases by the largest oxygen concentrator customer.

            EVEREST & JENNINGS INTERNATIONAL LTD. AND SUBSIDIARIES


     Total Company gross profit decreased $5.0 million or 22% from $22.9 million in the first nine months of 1992 to $17.9 million in the first nine months of 1993. The decrease in gross profit reflects the decrease in sales, manufacturing inefficiency experienced in the wheelchair operations, and continued price competition in the markets for the Company's wheelchairs, bed and oxygen concentrator products. Gross profit was also adversely affected by a $1.0 million charge to reserve for excess and obsolete inventory, which arose due to the Company discontinuing certain wheelchair models.

     As a percentage of sales, gross profit decreased from 28% for the first nine months of 1992 to 25% in the first nine months of 1993. This decrease reflects increased price competition and production problems experienced during 1992.

     Operating expenses decreased $1.2 million from $30.4 million in the first nine months of 1992 to $29.2 million in the first nine months of 1993. This decrease is primarily due to $2.5 million of restructuring expense which was recorded in the third quarter of 1992, offset by a $0.3 million charge for writing off a foreign joint venture during the third quarter of 1993 and an additional $0.7 million charge for the closure of the Camarillo facility recorded in the second quarter of 1993. The closure of this facility was delayed by the slower-than-anticipated implementation of the computer system in St. Louis.

     Interest expense of $4.5 million in the first nine months of 1993 increased from the comparable period in the prior year due to increased debt levels and as a result of the accrual of interest recorded in anticipation of not being able to reduce the balance of the Bank Loan below $13 million by September 30, 1993, as extended (see Note 5 to the Unaudited Consolidated Financial Statements in Item 1).

     In January 1993, the Company adopted the provisions of SFAS No. 109, 'Accounting for Income Taxes' ('SFAS 109'). The adoption of SFAS 109 did not have an impact on the consolidated financial statements (see Note 7 to the Unaudited Consolidated Financial Statements in Item 1).

     The income tax benefits of $1.8 million in the first nine months of 1992 reflect the settlement of certain disputed items with the California Franchise Tax Board.

LIQUIDITY AND CAPITAL RESOURCES

     The Company's primary sources of liquidity are cash provided from operations, borrowings and cash on hand. At September 30, 1993 and December 31, 1992, the Company had $0.2 million and $0.1 million in cash, respectively. At September 30, 1993, total debt of $93.5 million was $34.9 million higher than the $58.6 million in debt at December 31, 1992. The increase was primarily due to Interim Loans from BIL during the first nine months of 1993 to fund the restructuring and relocation expenses accrued in prior periods and for operating needs.

     On September 30, 1992 the Company entered into the $20 million Revolving Credit Agreement with HSBC. Proceeds from this credit facility were used to repay $11 million of existing Interim Loans, to fund restructuring expenses, to replace existing letters of credit and for working capital purposes. The repayment of this facility was guaranteed by Brierley Investments Limited, an affiliate of BIL. The facility would not have been made available to the Company without such guaranty. Prior to September 30, 1993, the Company had borrowed close to the maximum available under the HSBC credit facility. According to its original terms, the total amount available under the facility was to reduce from $20 million to $15 million on March 31, 1993. Pursuant to an amendment dated as of March 30, 1993, HSBC agreed to maintain the total amount available under the facility at $20 million through the expiration date of the facility, September 30, 1993. In September, 1993, the outstanding HSBC loan balance of $5.7 million was paid off utilizing a cash advance provided by BIL under the Revolving Promissory Note. Furthermore, as of September 30, 1993, HSBC and E&J Inc. agreed to amend the Revolving Credit Agreement and extend its term for approximately one year. The HSBC facility, as amended, provides to E&J Inc. up to $6 million letter of credit availability and up to $10 million of cash advances. On

         EVEREST & JENNINGS INTERNATIONAL LTD. AND SUBSIDIARIES

October 8, 1993, E&J Inc. repaid the $10 million loan from Mercantile Bank by utilizing $10 million of cash advances from the SBC facility.

     On October 9, 1992, the Company repaid $8.1 million of the Bank Loan and $3.0 million of the Amended 10.5% Note indebtedness with the proceeds from the sale of the Camarillo property. Additionally, on October 14, 1992, the Company repaid $11 million of the 1992 Interim Loans with a portion of the proceeds from the $20 million HSBC credit facility. However, the Company was unable to repay $4.0 million of the 1992 Interim Loans. Such Promissory Notes were due and payable on the date that the Company closed the HSBC credit facility.
Also, the Company was unable to repay the remaining $14.6 million balance on the Bank Loan as required by March 31, 1993 or reduce the balance below $13 million to obtain interest forgiveness. Accordingly, during 1992 and the first nine months of 1993, the Company accrued interest in the aggregate amount of approximately $1.3 million and $0.8 million, respectively, on the Bank Loan.

     As of September 30, 1993, under the debt agreements with BIL and HSBC, the Company was obligated to repay approximately $67.3 million and $10.0 million, respectively, at various dates as described below.

                                     As of 9/30/93  As of 12/31/92
                                        Balance        Balance
Debt Agreement                        $ millions      $ millions   Repayment Date
- --------------                        -----------     ----------   --------------
Bank Loan                              $14.6          $14.6        September 30, 1993
FASB 15 Adjustment                         -           (0.2)
                                      -------         ------
     Subtotal                           14.6           14.4

Amended 10.5% Note                       0.9            0.9        September 30, 1993
Interim Loans (1992 Advances             4.0            4.0        September 30, 1993
  through 9/11/92)

Interim Loans (1992 Advances            10.0           10.0        Various dates in the fourth quarter, 1993;
   9/12/92 through 12/31/92)                                       generally one year maturities
Interim Loans (1993 Advances            37.8            -          Various dates in the first, second and third
   through 9/30/93)                                                quarters, 1994; generally one year maturities
                                      -------         ------
    Subtotal Due BIL                    67.3 (1)        29.3

HSBC Revolving Credit Agreement (2)       -              5.1       September 30, 1994
Mercantile Bank                         10.0            10.0       October 8, 1993

Accrued, unpaid interest due BIL         4.5(1)          2.3       Same date as the corresponding debt
                                                                   agreement
                                      -------         ------
     TOTAL                             $81.8           $46.7
                                     -------           ------
                                     -------           ------


(1) Effective September 30, 1993, the date of the Debt Conversion Transaction, the debt to BIL was restructured by the Company issuing the following:


                                                       9/30/93 Balance
                                                         $ millions
                                                       ---------------
                           Common Stock Note                 45.0
                           Preferred Stock Note              20.0
                           Revolving Promissory Note          6.8
                                                             ----
                                TOTAL                    $   71.8
                                                         --------
                                                         --------


(2) Excludes approximately $3.7 million and $4.9 million committed with respect to outstanding letters of credit at September 30, 1993 and December 31, 1992, respectively.

            EVEREST & JENNINGS INTERNATIONAL LTD. AND SUBSIDIARIES

     As of September 30, 1993, the Company entered into the Debt Conversion Agreement with BIL whereby $65 million of the indebtedness represented by the Converted BIL Debt (i.e., the Bank Loan, the Amended 10.5% Note and the Interim Loans) was restructured by the issuance of the Common Stock Note and the Preferred Stock Note. The balance of the BIL indebtedness ($6.8 million) which was not converted into the Common Stock Note and the Preferred Stock Note was treated as advances under the Revolving Promissory Note. See Note 4 to the Unaudited Consolidated Financial Statements in Item 1 for a detailed discussion of the Debt Conversion Transaction.

     As part of the Debt Conversion Transaction, BIL agreed to provide to the Company and E&J Inc. a revolving credit facility of up to $12.5 million, as evidenced by the Revolving Promissory Note. As of September 30, 1993, $6.8 million had been advanced to the Company and E&J Inc. by BIL under such Note.

      BIL has agreed, upon stockholder approval of the Debt Conversion Transaction and the Recapitalization Proposals, to advance to E&J Inc. $10 million to pay HSBC the cash advances made by it to E&J Inc. under the Revolving Credit Agreement. Such advance by BIL to E&J Inc. would result in an increase in the principal amount of the Common Stock Note from $45 million to $55 million.

    In July, 1991, the Company obtained a three-year $13 million secured credit line for its Smith & Davis subsidiary which is secured by substantially all of the subsidiary's assets. In February, 1993 this credit line was amended to increase the availability of funding to the Company and reduce the borrowing costs thereunder. At September 30, 1993 Smith & Davis had borrowed $4.4 million under this line. The Company's Canadian operation has existing credit facilities in the aggregate of $4.9 million, on which $4.1 million was borrowed as of September 30, 1993.

    Accordingly, at September 30, 1993 the Company owed $22.4 million to banks and other commercial lenders, $3.8 million under capitalized lease obligations, and $67.3 million to BIL.

     During November, 1993, the Company required $2.0 million of additional financing to fund its operating requirements, advances to MCT, and previously accrued restructuring expenses. This additional funding has been provided to the Company by BIL, bringing the total advances under the Revolving Promissory Note to $8.8 million as of November 8, 1993, out of an available line of credit of $12.5 million. The Company expects to need additional financing at least through the end of the fourth quarter 1993.

     The proposed acquisition of MCT (see Note 3 to the Unaudited Consolidated Financial Statements in Item 1) is reflective of the Company's commitment to new product development. MCT develops, designs, manufactures and markets state-of-the-art durable medical equipment, including wheelchairs and other medical mobility products and assistive devices. MCT has developed proprietary products with significant competitive advantages in the areas of performance, aesthetics, durability and cost. MCT's products utilize advanced composite materials to achieve differentiated, aesthetically pleasing shapes while providing mechanical properties that are superior to those of most current mobility and assistive products, almost all of which are constructed of metal. The Company believes that the acquisition of MCT will enable it to expand its product line into the ultra-lightweight wheelchair and related products markets.

     As of September 30, 1993, the Company has advanced $1.0 million to MCT for use in the ordinary course of its business in two installments of $500,000 each, the first of which is nonrefundable and the second of which is evidenced by a term loan maturing on September 30, 1994. The Company has also committed in the Merger Agreement to advance additional funds for working capital needs as necessary to MCT, which amounts shall not exceed $2.5 million for the period commencing October 22, 1993 and ending March 31, 1994. $500,000 was advanced in November, 1993, pursuant to the foregoing sentence. If the Merger does not occur, the Merger Agreement sets out the circumstances and the terms under which the advances described in the preceding two sentences are to be repaid.
To meet its obligations to MCT as described herein, the Company will be relying on cash provided from operations, borrowings and cash on hand.

            EVEREST & JENNINGS INTERNATIONAL LTD. AND SUBSIDIARIES

     The Company's 1993 year to date revenues and operating results have been adversely impacted by ongoing price competition, liquidity constraints and the relocation in 1992 of the Company's primary domestic wheelchair manufacturing facility from California to Missouri. The loss of customer confidence stemming from long lead times and shipping delays due to start-up inefficiencies and inventory imbalances in St. Louis manufacturing operations is expected to adversely impact revenues, operating income and cash flow at least through the end of 1993. Management has developed and implemented a plan it believes will correct the Company's problems with manufacturing and shipment delays.
However, order rates, margins and market share must increase, production and operating costs must be reduced and customer confidence must be restored in the very near term if the Company is to generate the cash flow necessary to fund its operations on a continuing basis and to achieve profitability. With respect to its bed products, the Company anticipates, for the remainder of the year, severe price and product competition; however, the market demand for these products may improve once a national health care reform plan is enacted.

     The Company will attempt to fulfill its cash requirements through additional financing from BIL or other external sources. Although no assurances can be given that the Company will be able to obtain additional financing, if additional funding is obtained, management believes that the Company will be able to meet its cash operating requirements at its existing Missouri, Canadian and Mexican operations.

     Management believes that the Company's domestic and international manufacturing capacity is sufficient to meet anticipated demand for the forseeable future.